Exhibit 10.1

Execution Version

Published CUSIP Number:

Revolving Credit CUSIP Number:

$100,000,000

CREDIT AGREEMENT

dated as of April 23, 2015,

by and among

MANNING & NAPIER, INC.,

as the Managing Member,

MANNING & NAPIER GROUP, LLC, and

MANNING & NAPIER ADVISORS, LLC

as Borrowers,

the Lenders referred to herein,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

Swingline Lender and Issuing Lender

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Syndication Agent

WELLS FARGO SECURITIES, LLC

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Joint Lead Arrangers and Joint Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

EXHIBITS

Exhibit A-1	Form of Revolving Note
Exhibit A-2	Form of Swingline Note
Exhibit B-1	Form of Notice of Borrowing

-iv-

(continued)

Exhibit B-2	Form of Notice of Conversion/Continuation
Exhibit B-3	Form of Notice of Swingline Borrowing
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Guaranty
Exhibit F	Forms of U.S. Tax Compliance Certificate

-v-

SCHEDULES

Schedule 1.1(a)	Commitments and Notice Addresses
Schedule 5.7(a)	Consolidated Entities
Schedule 5.7(b)	Investment Funds
Schedule 8.2	Indebtedness
Schedule 8.3	Liens
Schedule 8.5	Investments
Schedule 8.7	Transactions with Affiliates

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of the 23rd day of April, 2015, is made between MANNING & NAPIER GROUP, LLC, a Delaware limited liability company (“Group”), MANNING & NAPIER ADVISORS, LLC, a Delaware limited liability company (“Advisors,” and collectively with Group, the “Borrowers”), MANNING & NAPIER, INC., a Delaware corporation and managing member of Group (the “Managing Member”), the Lenders (as hereinafter defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders, and MANUFACTURERS AND TRADERS TRUST COMPANY, as Syndication Agent for the Lenders.

BACKGROUND STATEMENT

The Borrowers have requested that the Lenders make available to the Borrowers a revolving credit facility in the aggregate principal amount of $100,000,000. The Borrowers will use the proceeds of these facilities as provided in Section 6.11. The Lenders are willing to make available to the Borrowers the credit facilities described herein subject to and on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Designation Letter” means a letter from the Borrowers to the Administrative Agent, duly completed and signed by an Authorized Officer of each Borrower and in form and substance reasonably satisfactory to the Administrative Agent, listing any one or more accounts to which the Borrowers may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

“Acquisition” means any transaction or series of related transactions, consummated on or after the date hereof, by which any Consolidated Entity, (i) acquires all or substantially all of the assets of any Person or any going business, division thereof or line of business, whether through purchase of assets, merger or otherwise, or (ii) acquires Capital Stock of any Person having at least a majority of combined voting power of the then outstanding Capital Stock of such Person.

“Adjusted Base Rate” means, at any time with respect to any Base Rate Loan of any Class, a rate per annum equal to the Base Rate as in effect at such time plus the Applicable Rate for Base Rate Loans as in effect at such time.

“Adjusted LIBOR Rate” means, at any time with respect to any LIBOR Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Rate for LIBOR Loans as in effect at such time.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent appointed under Section 10.1.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advisors” has the meaning given to such term in the introductory paragraph hereof.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of any Consolidated Entity.

“Agent Parties” has the meaning given to such term in Section 11.4(c).

“Aggregate Revolving Credit Exposure” means, at any time, the sum of (i) the aggregate principal amount of Revolving Loans outstanding at such time, (ii) the aggregate L/C Obligations at such time and (iii) the aggregate principal amount of Swingline Loans outstanding at such time.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment, subject to adjustment as provided in Section 2.15. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Leverage Ratio as set forth below:

Level	Leverage Ratio	Applicable LIBOR Margin	Applicable Base Rate Margin	Applicable Commitment Fee Rate
I	Less than 1.00 to 1.00	1.50%	0.50%	0.25%
II	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	1.75%	0.75%	0.30%
III	Greater than or equal to 1.50 to 1.00 but less than 2.50 to 1.00	2.00%	1.00%	0.35%
IV	Greater than or equal to 2.50 to 1.00	2.50%	1.50%	0.45%

On each Adjustment Date (as hereinafter defined), the Applicable Rate for all Loans, Letter of Credit Fees and the commitment fee payable pursuant to Section 2.9(b) shall be adjusted effective as of such Adjustment Date based upon the calculation of the Leverage Ratio as of the last day of the Reference Period to which such Adjustment Date relates in accordance with the above matrix; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, (i) if at any time the Managing Member shall have failed to deliver any of the financial statements as required by Section 6.1(a) or 6.1(b), as the case may be, or the Compliance Certificate as required by Section 6.2(a), then at all times from and including the date on which such statements and Compliance Certificate are required to have been delivered until the date on which the same shall have been delivered, each Applicable Rate shall be determined based on Level IV above (notwithstanding the actual Leverage Ratio), and (ii) the determination of the Applicable Rate shall be subject to Section 2.8(f). For purposes of this definition, “Adjustment Date” means, with respect to any Reference Period of the Consolidated Entities beginning with the Reference Period ending as of the last day of the second fiscal quarter of fiscal year 2015, the day (or, if such day is not a Business Day, the next succeeding Business Day) of delivery by the Managing Member in accordance with Section 6.1(a) or 6.1(b), as the case may be, of (i) financial statements as of the end of and for such Reference Period and (ii) a duly completed Compliance Certificate with respect to such Reference Period. From the Closing Date until the first Adjustment Date requiring a change in any Applicable Rate as provided herein, each Applicable Rate shall be based on Level I above.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (or an Affiliate of a Person) that administers or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC and Manufacturers and Traders Trust Company.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an Eligible Assignee (with the consent of each Person whose consent is required by Section 11.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to any action specified herein to be taken by or on behalf of a Consolidated Entity, any officer of such Consolidated Entity duly authorized by resolution of its board of directors or other governing body to take such action on its behalf, and whose signature and incumbency shall have been certified to the Administrative Agent by the secretary or an assistant secretary of such Consolidated Entity.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute, and all regulations from time to time promulgated thereunder.

“Bankruptcy Event” means the occurrence of an Event of Default pursuant to Section 9.1(f) or 9.1(g).

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the highest of (i) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its lowest or best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, (ii) the Federal Funds Rate plus 0.5%, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate, and (iii) the LIBOR Rate for an Interest Period of one month plus 1.0%, as adjusted to conform to changes as of the opening of business on the date of any such change of such LIBOR Rate and (b) 0%.

“Base Rate Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted Base Rate.

“Borrowers” has the meaning given to such term in the introductory paragraph hereof.

“Borrowing” means the incurrence by any Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to Section 2.11) on a single date of a group of Loans of a single Class and Type (or a Swingline Loan made by the Swingline Lender) and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Date” means, with respect to any Borrowing, the date upon which such Borrowing is made.

“Business Day” means (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to be closed and (ii) in respect of any determination relevant to a LIBOR Loan, any such day that is also a day on which trading in Dollar deposits is conducted by banks in London, England in the London interbank Eurodollar market.

“Capital Lease” means, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that is or is required to be, in accordance with GAAP, recorded as a capital lease on such Person’s balance sheet or comparable statement.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, as collateral for the L/C Obligations or obligations of Lenders to fund participations in respect of their L/C Exposure, cash or deposit account balances or, if the Administrative Agent and the Issuing Lenders shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing

Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, debit or procurement card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, in its capacity as a party to such Cash Management Agreement with any Consolidated Entity, or (ii) as of the Closing Date, is a Lender or an Affiliate of an a Lender and is party to a Cash Management Agreement, in its capacity as party to such Cash Management Agreement with any Consolidated Entity.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

“Change of Control” means any event or series of events by which:

(i) Manning & Napier, Inc. shall cease to be the managing member of Group;

(ii) Manning & Napier, Inc., Manning & Napier Capital Company, LLC, and M&N Group Holdings, LLC should cease to own, directly or indirectly, beneficially or of record, in the aggregate 51% of the Capital Stock of Group;

(iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Capital Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the Capital Stock of the Managing Member entitled to vote in the election of members of the board of directors or equivalent governing body of the Managing Member;

(iv) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Managing Member cease to be composed of individuals (a) who were members of that board or equivalent governing body on the first day of such period, (b) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (c) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(v) there shall have occurred under the Tax Receivable Agreement or any indenture or other instrument evidencing or relating to any Indebtedness or Capital Stock in excess of $10,000,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating any of the Managing Member, Group or its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein.

Notwithstanding the foregoing, if applicable, any automatic cancellation of the Managing Member’s Class B common stock held by William Manning as disclosed in the public filings of the Managing Member prior to the Closing Date shall not constitute a Change of Control unless cancelled in connection with a transaction otherwise constituting a Change of Control.

“Class” has the meaning given to such term in Section 2.2(a).

“Closing Date” means the date of this Agreement or such later date upon which each of the conditions set forth in Sections 4.1 and 4.2 shall have been satisfied or waived in accordance with the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Compliance Certificate” means a fully completed and duly executed certificate in the form of Exhibit C, together with a Covenant Compliance Worksheet.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any Reference Period, the aggregate of the following financial information for the Consolidated Entities on a consolidated basis: (i) Consolidated Net Income for such period, plus (ii) to the extent deducted in calculating Consolidated Net Income, the sum of; (A) Consolidated Interest Expense for such period, (B) foreign, federal, state, local and other income taxes, (C) depreciation and amortization, (D) non-recurring charges and expenses which do not represent a cash item in such period or any future period, (E) non-cash expenses related to stock- or other equity-based compensation, (F) any change in liability under the Tax Receivable Agreement to the extent such change reduces Consolidated Net Income for such period, and (G) all other non-cash charges and non-cash expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash expenditures in any future period) minus (iii) to the extent added in calculating Consolidated Net Income, the sum of (A) any change in liability under the Tax Receivable Agreement to the extent such change increases Consolidated Net Income for such period, and (B) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Entities” means the Managing Member and the Persons whose financial information is consolidated with that of the Managing Member in accordance with GAAP including Group and its Subsidiaries.

“Consolidated Interest Expense” means, for any Reference Period, the sum (without duplication) of the following financial information for the Consolidated Entities on a consolidated basis: (i) total interest expense for such Reference Period (including all such interest expense accrued or capitalized during such Reference Period, whether or not actually paid during such Reference Period), determined in accordance with GAAP, (ii) all net amounts payable under or in respect of interest rate Hedge Agreements, to the extent paid or accrued during such Reference Period, and (iii) all recurring unused commitment fees and other ongoing fees in respect of Indebtedness (including the Letter of Credit Fees and commitment fees provided for under Section 2.9(b)) paid, accrued or capitalized during such Reference Period.

“Consolidated Net Income” means, for any Reference Period, net income (loss) attributable to controlling and noncontrolling interests of the Consolidated Entities for such Reference Period, determined on a consolidated basis; provided that, in making such determination, there shall be excluded (i) the net income (or loss) of any other Person that is not a Subsidiary of Group (or is accounted for by Group by the equity method of accounting) except to the extent of actual payment of cash dividends or distributions by such Person to the Consolidated Entities during such Reference Period, (ii) the net income (or loss) of any other Person acquired by, or merged with, the Consolidated Entities for any period prior to the date of such acquisition or merger, and (iii) the net income (or loss) of any Subsidiary of Group to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by operation of the terms of its charter, certificate of incorporation or formation or other constituent document or any agreement or instrument (other than a Credit Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt” means, as of any date of determination, the aggregate (without duplication) of (i) all Indebtedness of the Consolidated Entities as of such date in the amount that would be reflected on a balance sheet or comparable statement of the Consolidated Entities prepared on a consolidated basis as of such date in accordance with GAAP, and (ii) all obligations of any Consolidated Entity referenced in subparagraph (iii) of the definition of “Indebtedness” herein.

“Contingent Purchase Price Obligations” means any earnout obligations or similar deferred or contingent purchase price payment obligations of the Managing Member or any of its Subsidiaries incurred or created in connection with an Acquisition.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Compliance Worksheet” means a fully completed worksheet in the form of Attachment A to Exhibit C.

“Credit Documents” means this Agreement, the Notes, the Letters of Credit, each Letter of Credit Application, the Fee Letters, and the Guaranty, but specifically excluding any Hedge Agreement to which any Consolidated Entity and any Hedge Party are parties and any Cash Management Agreement to which any Consolidated Entity and any Cash Management Bank are parties.

“Credit Parties” means the Borrowers and the Guarantors.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (i) has failed to (x) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Group in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (y) pay to the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (ii) has notified Group, the Administrative Agent or any Issuing Lender or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three Business Days after written request by the Administrative Agent or Group, to confirm in writing to the Administrative Agent and Group that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and Group), or (iv) has, or has a direct or indirect parent company that has, (x) become the subject of a proceeding under any Debtor Relief Law, or (y) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to Group, each Issuing Lender, each Swingline Lender and each Lender.

“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) at the sole option of the holder thereof is convertible into or exchangeable for (y) debt securities or (z) any Capital Stock referred to in clause (i) or (ii) above, in each case under clause (i), (ii) or (iii) above at any time on or prior to the first anniversary of the Revolving Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

“Dollars” or “$” means dollars of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.6(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.6(b)(iii)).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, allegations, notices of noncompliance or violation, investigations by a Governmental Authority, or proceedings (including administrative, regulatory and judicial proceedings) relating in any way to any Hazardous Substance, any actual or alleged violation of or liability under any Environmental Law or any permit issued, or any approval given, under any Environmental Law (collectively, “Claims”), including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any Hazardous Substance or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health, occupational safety with respect to exposure to Hazardous Substances, or the environment, now or hereafter in effect, and in each case as amended from time to time, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Consolidated Entity, is treated as (i) a single employer under Section 414(b), (c), (m) or (o) of the Code or (ii) a member of the same controlled group under Section 4001(a)(14) of ERISA.

“ERISA Event” means any of the following: (i) a “reportable event” as defined in Section 4043(c) of ERISA with respect to a Plan or, if any Consolidated Entity or any ERISA Affiliate has received notice, a Multiemployer Plan, for which the requirement to give notice has not been waived by the PBGC (provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code shall be considered a “reportable event” regardless of the issuance of any waiver), (ii) the application by any Consolidated Entity or any ERISA Affiliate for a funding waiver pursuant to Section 412 of the Code, (iii) the incurrence by any Consolidated Entity or any ERISA Affiliate of any Withdrawal Liability, or the receipt by any Consolidated Entity or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iv) the distribution by any Consolidated Entity or any ERISA Affiliate under Section 4041 of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (v) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Consolidated Entity or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (vi) the institution of a proceeding by any fiduciary of any Multiemployer Plan against any Consolidated Entity or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days, (vii) the imposition upon any Consolidated Entity or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of any Consolidated Entity or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA with respect to any Plan, or (viii) the engaging in or otherwise becoming liable for a Prohibited Transaction by any Consolidated Entity or any ERISA Affiliate.

“Event of Default” has the meaning given to such term in Section 9.1.

“Evergreen Letter of Credit” has the meaning given to such term in Section 2.3(d).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agreement” means the Exchange Agreement, dated as of November 23, 2011, by and among the Managing Member, M&N Group Holdings, LLC, Manning & Napier Capital Company, LLC, and the other parties thereto.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (y) that are Other Connection Taxes; (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Group under Section 3.6) or (y) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office; (iii) Taxes attributable to such Recipient’s failure to comply with Section 3.1(g); and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“FASB” means the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letters” means the Wells Fargo Fee Letter and the M&T Fee Letter.

“Financial Officer” means, with respect to any Person, the chief financial officer, vice president - finance, principal accounting officer or treasurer of such Person.

“fiscal quarter” or “FQ” means a fiscal quarter of the Managing Member.

“fiscal year” or “FY” means a fiscal year of the Managing Member.

“Foreign Lender” means a Lender that is organized under the laws of a jurisdiction outside of the United States.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation,” as such term is defined in Section 957 of the Code.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (i) with respect to the Issuing Lender, such Defaulting Lender’s L/C Exposure with respect to Letters of Credit issued by the Issuing Lender other than such portion of such Defaulting Lender’s L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (ii) with respect to any Swingline Lender, such Defaulting Lender’s Swingline Exposure with respect to outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and FASB, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Group” has the meaning given to such term in the introductory paragraph hereof.

“Guarantor” means the Managing Member and any Subsidiary Guarantor that is a guarantor of the Obligations under the Guaranty (or under another guaranty agreement in form and substance satisfactory to the Administrative Agent).

“Guaranty” means a guaranty agreement made by the Guarantors in favor of the Administrative Agent and the Lenders, in substantially the form of Exhibit E.

“Guaranty Obligation” means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (x) for the payment or discharge of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Consolidated Entities, the term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing Person in good faith.

“Hazardous Substance” means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous to human health or the environment and is or becomes regulated by any Governmental Authority, (iii) its presence may require investigation or response under any Environmental Law, (iv) it constitutes a nuisance, trespass or health or safety hazard to Persons or neighboring properties, or (v) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means, with respect to the corporate treasury operations of any Consolidated Entity, any interest rate, foreign currency or commodity swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates, currency exchange rates or spot prices of new materials. For the avoidance of doubt, any similar hedging agreement offered in connection with investment advisory services or products offered by any Consolidated Entity shall be excluded from the definition of “Hedging Agreement” herein.

“Hedge Party” means any Lender or any Affiliate of any Lender in its capacity as a counterparty to any Hedge Agreement with any Consolidated Entity, which Hedge Agreement is required or permitted under this Agreement to be entered into by such Consolidated Entity, or any former Lender or any Affiliate of any former Lender in its capacity as a counterparty to any such Hedge Agreement entered into prior to the date such Person or its Affiliate ceased to be a Lender.

“Indebtedness” means, with respect to any Person (without duplication), (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, (iii) the maximum stated or face amount of all surety bonds, letters of credit and bankers’ acceptances issued or created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (iv) all obligations of such Person to pay the deferred purchase price of property or services (excluding any trade payable incurred in the ordinary course of business that is (A) not more than 60 days past due or (B) subject to a good faith dispute), including any Contingent Purchase Price Obligations, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all Capital Lease Obligations of such Person, (vii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, (viii) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product, (ix) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (x) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, and (xi) all indebtedness of the types referred to in clauses (i) through (x) above (A) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (B) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person, the amount thereof being equal to the lesser of (y) the value of the property or assets subject to such Lien and (z) the amount of such indebtedness; provided, however, that the obligations of the Managing Member and/or Group under the Exchange Agreement and the Tax Receivable Agreement shall not be Indebtedness.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Consolidated Entity under any Credit Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Interest Coverage Ratio” means, as of the last day of any Reference Period ending on the last day of a fiscal quarter, the ratio of (i) Consolidated EBITDA for such Reference Period to (ii) Consolidated Interest Expense for such Reference Period.

“Interest Period” has the meaning given to such term in Section 2.2(c).

“Intermediate Entity” means any Subsidiary of the Managing Member or Group, the primary purpose of which is to act as a “feeder fund” to one or more Investment Funds or to act as a general partner of one or more such “feeder funds.”

“Investment Fund” means each entity listed on Schedule 5.7(b).

“Investments” has the meaning given to such term in Section 8.5.

“IRS” means the United States Internal Revenue Service.

“Issuance” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Issuing Lender” means (i) Wells Fargo and (ii) any other Revolving Lender to the extent it has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by Group and the Administrative Agent (such approval by the Administrative Agent may not be unreasonably delayed or withheld) as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit.

“L/C Commitment” means, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Borrowers from time to time in an aggregate amount equal to (i) for Wells Fargo, the amount set forth opposite its name on Schedule 1.1(a) and (ii) for any other Issuing Lender becoming an Issuing Lender after the Closing Date, such amount as separately agreed to in a written agreement between the Borrowers and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution), in each case of clauses (i) and (ii) above, any such amount may be changed after the Closing Date in a written agreement between the Borrowers and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0; provided, however, that the Letters of Credit of such Person shall remain outstanding in accordance with the provisions hereof.

“L/C Exposure” means, with respect to any Revolving Lender at any time, such Lender’s Applicable Percentage multiplied by the L/C Obligations at such time.

“L/C Obligations” means, as at any date of determination, the sum of (i) the aggregate Stated Amount of all Letters of Credit outstanding at such time and (ii) the aggregate amount of Reimbursement Obligations outstanding at such time.

“L/C Sublimit” means the lesser of (i) $5,000,000 and (ii) the aggregate Revolving Commitments, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Lender” means each Revolver Lender and the Swingline Lender.

“Lending Office” means, with respect to any Lender, the office of such Lender designated as such in such Lender’s Administrative Questionnaire or in connection with an Assignment and Assumption, or such other office as may be otherwise designated in writing from time to time by such Lender to Group and the Administrative Agent. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning given to such term in Section 2.9(c).

“Leverage Ratio” means, as of the last day of any Reference Period ending on the last day of a fiscal quarter, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDA for such Reference Period.

“LIBOR Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted LIBOR Rate.

“LIBOR Market Index Rate” means, as of any date, the fluctuating rate per annum of interest equal to the higher of (a) the LIBOR Rate with a term equivalent to a one month Interest Period on such date, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/16th of one percentage point) and (b) 0%.

“LIBOR Rate” means:

(i) with respect to each LIBOR Loan comprising part of the same Borrowing for any Interest Period, an interest rate per annum obtained by dividing (A) (y) the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Administrative Agent) appearing on Reuters Screen LIBOR01 Page (or other commercially available source providing quotations of such rate as selected by the Administrative Agent from time to time) for deposits denominated in Dollars (rounded upward, if necessary, to the nearest 1/16th of one percentage point) (“LIBOR”) or (z) if no such rate is available, the rate of interest determined by the Administrative Agent to be the rate or the arithmetic mean of rates at which deposits in Dollars in immediately available funds are offered to first-tier banks in the London interbank Eurodollar market (rounded upward, if necessary, to the nearest 1/16th of one percentage point), in each case under (y) and (z) above at approximately 11:00 a.m., London time, two Business Days prior to the first day of such Interest Period for a period substantially equal to such Interest Period, by (B) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period; and

(ii) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the London Interbank Offered Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, appearing on Reuters Screen LIBOR01 Page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for Dollar deposits with a term of one month commencing that day (rounded upward, if necessary, to the nearest 1/16th of one percentage point).

Notwithstanding the foregoing, at no time shall the LIBOR Rate be less than 0%.

“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), charge or other encumbrance of any nature, whether voluntary or involuntary on any asset or property of a Person, including the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, Capital Lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Loans” means any or all of the Revolving Loans and the Swingline Loans.

“M&T Fee Letter” means the letter agreement, dated February 18, 2015, between Group and Manufacturers and Traders Trust Company.

“Managing Member” has the meaning given to such term in the introductory paragraph hereof.

“Margin Stock” has the meaning given to such term in Regulation U.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, business, assets, liabilities, results of operations or financial condition of the Managing Member and its subsidiaries, taken as a whole; (b) a material impairment of the ability of any Consolidated Entity to perform its obligations under any Credit Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Consolidated Entity of any Credit Document to which it is a party.

“Member” has the meaning given to such term in the Operating Agreement.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to the Fronting Exposure of each Issuing Lender with respect to Letters of Credit issued by it and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 103% of the Outstanding Amount of all LC Obligations, (iii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(v), an amount by which the Aggregate Revolving Credit Exposure exceeds the aggregate Revolving Commitments after prepayment in full of all outstanding Loans pursuant to Section 2.6 and (iv) otherwise, an amount determined by the Administrative Agent and the Issuing Lenders in their sole discretion.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which any Consolidated Entity or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

“Non-Consenting Lender” means a Lender that does not approve any consent, waiver or amendment to any Credit Document that (i) requires the approval of all Lenders (or all Lenders directly affected thereby) under Section 11.5 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning given to such term in Section 2.3(d).

“Non-Guarantor Subsidiary” means any Subsidiary of Group that is not a Subsidiary Guarantor.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Notes” means any or all of the Revolving Notes and the Swingline Note.

“Notice of Borrowing” has the meaning given to such term in Section 2.2(b).

“Notice of Conversion/Continuation” has the meaning given to such term in Section 2.2(b).

“Notice of Swingline Borrowing” has the meaning given to such term in Section 2.4(b).

“Obligations” means all principal of and interest on the Loans and Reimbursement Obligations and all fees, expenses, indemnities and other obligations owing, due or payable at any time by any Credit Party to the Administrative Agent, any Lender, the Swingline Lender, the Issuing Lender or any other Person entitled thereto, under this Agreement or any of the other Credit Documents (including interest and fees accruing after the filing of a petition or commencement of a case by or with respect to any Borrower seeking relief under any Debtor Relief Law, whether or not the claim for such interest is allowed in such proceeding), and all payment and other obligations owing or payable at any time by any Consolidated Entity to any Hedge Party under or in connection with any Hedge Agreement required or permitted by this Agreement, and all payment and other obligations owing or payable at any time by any Consolidated Entity to any Cash Management Bank under or in connection with any Cash Management Agreement, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of Manning & Napier Group, LLC effective as of October 1, 2011, as amended by the First Amendment, dated as of December 1, 2013.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6(a)).

“Outstanding Amount” means (i) with respect to any Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuance occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by any Borrower of any Reimbursement Obligations.

“Participant” has the meaning given to such term in Section 11.6(e).

“Participant Register” has the meaning given to such term in Section 11.6(e)

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Payment Instructions” means the account and office of the Administrative Agent designated on Schedule 1.1(a) under the heading “Instructions for wire transfers to the Administrative Agent,” or such other account or office as the Administrative Agent may designate to the Lenders and the Borrowers for such purpose from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto.

“Permitted Acquisition” means any of the following Acquisitions:

(a) any Acquisition to which the Required Lenders (or the Administrative Agent on their behalf) shall have given their prior written consent (which consent may be in their sole discretion and may be given subject to such additional terms and conditions as the Required Lenders shall establish), or

(b) any Acquisition with respect to which all of the following conditions and requirements have been satisfied or waived in writing by the Required Lenders (or the Administrative Agent on their behalf):

(i) the material business lines of any Person acquired shall be within the permitted lines of business described in Section 8.8;

(ii) any Capital Stock given as consideration in connection therewith shall be Capital Stock of the Managing Member or Group;

(iii) the Person to be acquired (or its board of directors or equivalent governing body) has not (a) announced it will oppose such Acquisition or (b) commenced any action which alleges that such Acquisition violates, or will violate, any Requirement of Law;

(iv) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Permitted Acquisition or would exist immediately after giving effect thereto;

(v) immediately after giving effect to such Permitted Acquisition and any Indebtedness incurred in connection therewith, (a) the Borrowers shall be in compliance with the financial covenants contained in Article VII; (b) the pro forma Leverage Ratio shall not be greater than 2.0 to 1.0, and (c) the aggregate Unutilized Revolving Commitments shall not be less than $20,000,000; and

(vi) all of the conditions and requirements of Section 6.12 are satisfied.

“Permitted Liens” has the meaning given to such term in Section 8.3.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which any Consolidated Entity or any ERISA Affiliate may have any liability.

“Platform” has the meaning given to such term in Section 11.4(b).

“Prohibited Transaction” means any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.

“Projections” has the meaning given to such term in Section 6.2(d).

“Recipient” means (i) the Administrative Agent, (ii) any Lender and (iii) any Issuing Lender, as applicable.

“Reference Period” with respect to any date of determination, means (except as may be otherwise expressly provided herein) the period of twelve consecutive fiscal months of the Consolidated Entities immediately preceding such date or, if such date is the last day of a fiscal quarter, the period of four consecutive fiscal quarters ending on such date.

“Register” has the meaning given to such term in Section 11.6(d).

“Regulations D, T, U and X” mean Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Reimbursement Obligation” has the meaning given to such term in Section 2.3(f).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Request for Credit Extension” means (a) with respect to the initial Borrowing of Revolving Loans, a Notice of Borrowing, (b) with respect to the issuance of a Letter of Credit, a Letter of Credit Application, and (C) with respect to a Swingline Loan, a Notice of Swingline Borrowing.

“Required Lenders” means, at any time, three or more Lenders who combined hold outstanding Revolving Credit Exposure (excluding Swingline Loans) and Unutilized Revolving Commitments (or, after the termination of the Commitments, outstanding Revolving Credit Exposure (excluding Swingline Loans)) representing more than 50% of the aggregate, at such time, of all outstanding Revolving Credit Exposure (excluding Swingline Loans) and Unutilized Revolving Commitments (or, after the termination of the Commitments, the aggregate at such time of all outstanding Revolving Credit Exposure (excluding Swingline Loans)); provided that the Unutilized Revolving Commitment of, and the portion of the outstanding Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, provided, further that the amount of any participations in L/C Obligations and Swingline Loans that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Swingline Lender or the applicable Issuing Lender, as the case may be, in making such determination.

“Requirement of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

“Reserve Requirement” means, with respect to any Interest Period, the reserve percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including basic, supplemental, marginal and emergency reserves) applicable to Wells Fargo under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

“Resignation Effective Date” has the meaning given to such term in Section 10.6(a).

“Responsible Officer” means, with respect to any Credit Party, the president, the chief executive officer, the chief financial officer, any executive officer, or any other Financial Officer of such Credit Party, and any other officer or similar official thereof responsible for the administration of the obligations of such Credit Party in respect of this Agreement or any other Credit Document.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Consolidated Entity, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to the Managing Member or Group’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Commitment” means, with respect to any Lender at any time, the commitment of such Lender to make Revolving Loans and purchase participations in L/C Obligations and Swingline Loans in an aggregate principal amount at any time outstanding up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Revolving Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Lender at such time in the Register as such Lender’s “Revolving Commitment,” in either case, as such amount may be increased or reduced at or prior to such time pursuant to the terms hereof.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender that are outstanding at such time, (ii) such Lender’s L/C Exposure at such time and (iii) such Lender’s Swingline Exposure at such time.

“Revolving Lender” means any Lender having a Revolving Commitment (or, after the Revolving Commitments have terminated, any Lender with outstanding Revolving Credit Exposure).

“Revolving Loans” has the meaning given to such term in Section 2.1.

“Revolving Maturity Date” means the fourth anniversary of the Closing Date.

“Revolving Note” means, with respect to any Revolving Lender requesting the same, the promissory note of the Borrowers in favor of such Revolving Lender evidencing the Revolving Loans made by such Lender pursuant to Section 2.1, in substantially the form of Exhibit A-1, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Revolving Termination Date” means the Revolving Maturity Date or such earlier date of termination of the Revolving Commitments pursuant to Section 2.5 or 9.2.

“Sanctions” has the meaning given to such term in Section 5.19(a).

“Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Subsidiary” means, with respect to any Person (the “parent”), any other Person of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by the parent and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of Group. Notwithstanding the foregoing, no Investment

Fund or Intermediate Entity shall constitute a Subsidiary of any Person for any purpose under this Agreement.

“Subsidiary Guarantor” means (a) any Guarantor that is a direct or indirect Domestic Subsidiary of Group as of the date hereof (other than Advisors, Exeter Trust Company, Exeter Advisors, LLC and Manning & Napier Investors Services, Inc.), (b) any subsequently acquired or formed, direct or indirect, Domestic Subsidiary of Group that is a Wholly Owned Subsidiary, and (c) any subsequently acquired or formed, direct or indirect, Domestic Subsidiary of Group that is not a Wholly Owned Subsidiary that elects to become a Subsidiary Guarantor hereunder; provided that notwithstanding anything to the contrary herein, any other Subsidiary of Group that is prohibited by a Requirement of Law from becoming a Subsidiary Guarantor hereunder (provided that Group shall provide advance notice to the Administrative Agent of any such Requirement of Law) shall not be a Subsidiary Guarantor.

“Swingline Commitment” means the lesser of (i) $5,000,000 and (ii) the aggregate Revolving Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Swingline Exposure” means, with respect to any Revolving Lender at any time, such Lender’s Applicable Percentage at such time multiplied by the principal amount of Swingline Loans outstanding at such time.

“Swingline Lender” means Wells Fargo in its capacity as maker of Swingline Loans and its successors in such capacity.

“Swingline Loans” has the meaning given to such term in Section 2.4(a).

“Swingline Maturity Date” means the fifth Business Day prior to the Revolving Maturity Date.

“Swingline Note” means, if requested by the Swingline Lender, the promissory note of the Borrowers in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender pursuant to Section 2.4, in substantially the form of Exhibit A-2.

“Syndication Agent” means Manufacturers and Traders Trust Company.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of November 23, 2011, entered into by and among the Managing Member, Group, Manning & Napier Capital Company, LLC and each of the other parties thereto identified as “Members.”

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Requirements” has the meaning given to such term in Section 2.17(a).

“Type” has the meaning given to such term in Section 2.2(a).

“Unutilized Revolving Commitment” means, with respect to any Revolving Lender at any time, such Lender’s Revolving Commitment at such time less the sum of (i) the aggregate principal amount of all Revolving Loans made by such Lender that are outstanding at such time, (ii) such Lender’s L/C Exposure at such time and (iii) such Lender’s Swingline Exposure at such time.

“Unutilized Swingline Commitment” means, with respect to the Swingline Lender at any time, the Swingline Commitment at such time less the aggregate principal amount of all Swingline Loans that are outstanding at such time.

“U.S. Federal Income Taxes” means any U.S. federal Taxes described in Section 871(a) or 881(a) of the Code, or any successor provision (or any withholding with respect to such Taxes).

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.1(g).

“Wells Fargo” means Wells Fargo Bank, National Association and its successors and assigns.

“Wells Fargo Fee Letter” means the letter agreement, dated February 18, 2015, among Group, the Administrative Agent and Wells Fargo Securities, LLC.

“Wholly Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary (excluding in the case of a Foreign Subsidiary only, any directors’ qualifying shares and shares required to be held by foreign nationals) is owned, directly or indirectly, by such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Borrower or the Administrative Agent.

1.2 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with, GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Consolidated Entities delivered to the Lenders prior to the Closing Date, except as otherwise provided in Section 6.1; provided that if Group notifies the Administrative Agent that it wishes to amend any financial covenant in Article VII to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies Group that the Required Lenders wish to amend Article VII for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to Group and the Required Lenders. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein,

Indebtedness of any Consolidated Entity shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.3 Other Terms; Construction.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) All references herein to the Lenders or any of them shall be deemed to include the Issuing Lender and the Swingline Lender unless specifically provided otherwise or unless the context otherwise requires.

1.4 Interest Rates. If at any time any interest rate quoted or otherwise made available from time to time under this Agreement is no longer available generally, as determined by the Administrative Agent, then after consultation with the Managing Member, the Administrative Agent may, by written notice to the Lenders and the Managing Member, substitute such unavailable interest rate with another published interest rate that adequately reflects the all-in-cost of funds to the Administrative Agent.

1.5 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.6 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.7 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (i) any permanent reduction of such Letter of Credit or (ii) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

ARTICLE II

AMOUNT AND TERMS OF CREDIT

2.1 Commitments. Subject to and on the terms and conditions of this Agreement, each Revolving Lender severally agrees to make revolving loans denominated in Dollars (each, a “Revolving Loan”) to any Borrower from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate principal amount at any time outstanding not exceeding its Revolving Commitment; provided, that after giving effect to any Borrowing of Revolving Loans, (y) the Revolving Credit Exposure of any Revolving Lender shall not exceed its Revolving Commitment and (z) the Aggregate Revolving Credit Exposure shall not exceed the aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Revolving Loans.

2.2 Borrowings, Conversions and Continuations of Loans.

(a) The Revolving Loans (each, together with the Swingline Loans, a “Class” of Loan) shall, at the option of the applicable Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans or LIBOR Loans (each, a “Type” of Loan); provided that (i) all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Class and Type and (ii) no LIBOR Loans may be borrowed at any time prior to the third Business Day after the Closing Date.

(b) Each Borrowing of Revolving Loans, each conversion of Revolving Loans from one Type to the other, and each continuation of LIBOR Loans shall be made upon any Borrower’s irrevocable notice to the Administrative Agent, in the form of Exhibit B-1 in the case of a Borrowing of Revolving Loans (each, a “Notice of Borrowing”), and in the form of Exhibit B-2 in the case of a conversion of Revolving Loans from one Type to the other, or the continuation of a LIBOR Loan (each, a “Notice of Conversion/Continuation”), and in each case appropriately completed and signed by a Responsible Officer of such Borrower. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Loans or of any conversion of LIBOR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of LIBOR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.3(f), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. If any Borrower fails to specify a Type of Revolving Loan in a Notice of Borrowing or Notice of Conversion/Continuation or if such Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans. If any Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Loans in any notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(c) Concurrently with the giving of a Notice of Borrowing or Notice of Conversion/Continuation in respect of any Borrowing comprised of Base Rate Loans to be converted into, or LIBOR Loans to be continued as, LIBOR Loans, the applicable Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an “Interest Period”) to be applicable to such LIBOR Loans, which Interest Period shall, at the option of such Borrower, be a one, two, three or six-month period (subject to availability); provided, that:

(i) all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such LIBOR Loan (or such date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires (except as otherwise provided herein);

(iii) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

(iv) no Borrower may select any Interest Period that expires after the Revolving Maturity Date; and

(v) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month.

Notwithstanding the foregoing, (i) during the existence of any Default or Event of Default, no Loans may be requested as, converted to or continued as LIBOR Loans without the consent of the Required Lenders and (ii) after giving effect to all Borrowings of Revolving Loans, all conversions of such Loans from one Type to the other, and all continuations of such Loans as the same Type, there shall not be more than four Interest Periods in effect at any time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous).

(d) Following receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender thereof. Not later than 1:00 p.m. on the requested Borrowing Date, each Lender shall make each Revolving Loan to be made by it hereunder by wire transfer of immediately available funds in accordance with the Payment Instructions. Upon satisfaction of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is on the Closing Date, Section 4.1), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent by crediting or wiring such proceeds to the account of such Borrower identified in the most recent Account Designation Letter or as may be otherwise agreed upon by such Borrower and the Administrative Agent from time to time; provided, however, that if, on any Borrowing Date, there are Reimbursement Obligations outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such Reimbursement Obligations, and second, shall be made available to the applicable Borrower as provided above.

(e) Unless the Administrative Agent shall have received notice from a Lender (x) in the case of a Borrowing comprising Base Rate Loans, two hours prior to the proposed time of such Borrowing, or (y) otherwise, prior to the proposed date of any Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2(d) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from the date such amount is made available to such Borrower to the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by such Borrower, the Adjusted Base Rate. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f) Each Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan to or for the account of such Lender in accordance with the terms of this Agreement.

2.3 Letters of Credit.

(a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Revolving Lenders set forth in this Section 2.3, agrees to issue standby Letters of Credit in an aggregate amount not to exceed its L/C Commitment for the account of any Borrower, in Dollars, from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date; provided that after giving effect to any Issuance with respect to any Letter of Credit, (w) the Aggregate Revolving Credit Exposure shall not exceed the aggregate Revolving Commitments, (x) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, (y) the Outstanding Amount of

L/C Obligations in respect of Letters of Credit issued by any Issuing Lender shall not exceed its L/C Commitment and (z) the Outstanding Amount of the aggregate L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by any Borrower for the Issuance of a Letter of Credit shall be deemed to be a representation by such Borrower that the Issuance so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly each Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b) Notwithstanding anything to the contrary contained herein,

(i) no Issuing Lender shall be under any obligation to Issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuance of such Letter of Credit or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon it with respect to such Letter of Credit any restriction or reserve or capital or liquidity requirement (for which such Issuing Lender or any Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to it as of the Closing Date (for which such Issuing Lender or any Lender is not otherwise compensated hereunder);

(B) any Revolving Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrowers or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be Issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(ii) No Issuing Lender shall issue any Letter of Credit, if

(A) the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) No Issuing Lender shall be under any obligation to amend any Letter of Credit if (i) such Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(c) Any Borrower may from time to time request that any Issuing Lender Issue a Letter of Credit by delivering to such Issuing Lender at its applicable office (with a copy to the Administrative Agent) a Letter of Credit Application, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender or the Administrative Agent may request. Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall, process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to the terms and conditions hereof, promptly Issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to Issue any Letter of Credit earlier than three (3) Business Days after its receipt of a Letter of Credit Application and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or enter into the applicable amendment, as the case may be, in each case in accordance such Issuing Lender’s usual and customary business practices. The applicable Issuing Lender shall promptly furnish to the applicable Borrower and the Administrative Agent a copy of such Letter of Credit and the Administrative Agent shall promptly notify each Revolving Lender of the issuance thereof and upon request by any Revolver Lender, furnish to such Revolving Lender a copy of such Letter of Credit and the amount of such Revolving Lender’s participation therein.

(d) Each Letter of Credit shall expire at or prior to the earlier of (i) the close of business on the date one year after the date of the issuance of such Letter of Credit, or (ii) the Letter of Credit Expiration Date; provided, however, if any Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit such Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of Issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Lender, the applicable Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Evergreen Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such Issuing Lender shall not permit any such extension if (A) such Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing such Issuing Lender not to permit such extension.

(e) By the Issuance of a Letter of Credit by the applicable Issuing Lender and without any further action on the part of such Issuing Lender, the applicable Issuing Lender hereby grants to each Revolving Lender in respect of such Letter of Credit, and each Revolving Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit, respectively, in an amount equal to such Lender’s Applicable Percentage of the Stated Amount of such Letter of Credit, and the Lender’s reimbursement obligations with respect thereto. Notwithstanding anything herein to the contrary, effective upon any Commitment Increase pursuant to Section 2.16, each Lender’s participation in any L/C Obligations on such date shall be automatically adjusted to reflect its Applicable Percentage after giving effect to such Commitment Increase.

(f) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Lender shall notify the applicable Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by such Issuing Lender under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower shall reimburse such Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing (such amount, the “Reimbursement Obligation”) in each case, with interest on the Reimbursement Obligation, to the extent not reimbursed on the Honor Date, from the Honor Date to the date such Issuing Lender is reimbursed therefor at a rate per annum which shall be the Adjusted Base Rate plus an additional 2% per annum, payable on demand. If such Borrower fails to so reimburse such Issuing Lender by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing, and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, such Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Reimbursement Obligation, without regard to the minimum and multiples specified in Section 2.2(b) for the principal amount of Base Rate Loans, but subject to the amount of the Unutilized Revolving Commitments and the conditions set forth in Section 4.2 (other than the delivery of a Notice of Borrowing). Any notice given by any Issuing Lender or the Administrative Agent pursuant to this Section 2.3(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. Each Revolving Lender shall upon any notice pursuant to this Section 2.3(f) make funds available to the Administrative Agent in accordance with the Payment Instructions in an amount equal to its Applicable Percentage of the Reimbursement Obligation not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (and the Administrative Agent may apply Cash Collateral provided for this purpose), whereupon, subject to the provisions of Section 2.3(f), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to such Borrower in such amount. With respect to any Reimbursement Obligation that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, in such event, each Revolving Lender’s payment to the Administrative Agent for the account of the applicable Issuing Lender pursuant to this Section 2.3(f) shall be deemed payment in respect of its participation obligation under Section 2.3(e). The Administrative Agent shall remit the funds so received to the applicable Issuing Lender.

(g) Each Revolving Lender’s obligation to make Base Rate Loans or fund its participation obligation to reimburse any Issuing Lender for amounts drawn under Letters of Credit issued by it shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such Issuing Lender, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event or Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Base Rate Loans pursuant to Section 2.3(f) is subject to the conditions set forth in Section 4.2 other than delivery by the applicable Borrower of a Notice of Borrowing. No such making of a Base Rate Loan or funding of a participation interest by any Revolving Lender pursuant to Section 2.3(f) shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable Issuing Lender for the amount of any payment made by such Issuing Lender under any Letter of Credit, together with interest as provided herein. If any Revolving Lender fails to make available to the Administrative Agent for the account of any Issuing Lender any amount required to be paid by such Revolving Lender pursuant to Section 2.3(f) by the time specified therein, then, without limiting the other provisions of this Agreement, such Issuing Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Issuing Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Base Rate Loan included in the relevant Borrowing or funded participation interest, as the case may be. A certificate of the applicable Issuing Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.3(g) shall be conclusive absent manifest error. Until each Revolving Lender funds its Base Rate Loan or participation interest pursuant to Section 2.3(f) to reimburse the applicable Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable Issuing Lender.

(h) Obligations Absolute. The Reimbursement Obligations of each Borrower shall be irrevocable, shall remain in effect until the Issuing Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit, and shall be absolute and unconditional, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement, any of the other Credit Documents or any documents or instruments relating to any Letter of Credit;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the L/C Obligations or any other amendment, modification or waiver of or any consent to departure from any Letter of Credit or any documents or instruments relating thereto, in each case whether or not any Borrower has notice or knowledge thereof;

(iii) the existence of any claim, setoff, defense or other right that any Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Issuing Lender, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including any underlying transaction between the applicable Borrower and the beneficiary named in any such Letter of Credit);

(iv) any draft, certificate or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (provided that such draft, certificate or other document appears on its face to comply with the terms of such Letter of Credit), any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile or otherwise, or any errors in translation or in interpretation of technical terms;

(v) any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of such Letter of Credit (provided that any draft, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof), any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

(vi) the exchange, release, surrender or impairment of any collateral or other security for any L/C Obligations;

(vii) the occurrence of any Default or Event of Default; or

(viii) any other circumstance or event whatsoever, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Guarantor.

Any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit Issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall be binding upon the applicable Borrower and each Revolving Lender and shall not create or result in any liability of such Issuing Lender to such Borrower or any Revolving Lender. It is expressly understood and agreed that, for purposes of determining whether a wrongful payment under a Letter of Credit resulted from the applicable Issuing Lender’s gross negligence or willful misconduct, (i) such Issuing Lender’s acceptance of documents that appear on their face to comply with the terms of such Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, (ii) such Issuing Lender’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (iii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Issuing Lender.

2.4 Swingline Loans.

(a) Subject to the terms and conditions hereof, the Swingline Lender, in reliance on the agreements of the Revolving Lenders set forth in this Section 2.4, agrees to make loans (each such loan, a “Swingline Loan”) to any Borrower from time to time on any Business Day during the period from the Closing Date until the Swingline Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Revolving Lender acting as Swingline Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, that (x) after giving effect to any Swingline Loan, (i) the Aggregate Revolving Credit Exposure shall not exceed the aggregate Revolving Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, (y) such Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan, and (z) the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by making such Swingline Loan, may have, Fronting Exposure. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Swingline Loans. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swingline Loan.

(b) In order to make a Borrowing of a Swingline Loan, the applicable Borrower will give the Administrative Agent (and the Swingline Lender, if the Swingline Lender is not also the Administrative Agent) written notice not later than 3:00 p.m. on the requested Borrowing Date, which shall be a Business Day. Each such notice (each, a “Notice of Swingline Borrowing”) shall be given in the form of Exhibit B-3, shall be irrevocable and shall specify (i) the principal amount of the Swingline Loan to be made pursuant to such Borrowing (which shall not be less than $100,000 and, if greater, shall be in an integral multiple of $100,000 in excess thereof (or, if less, in the amount of the Unutilized Swingline Commitment)) and (ii) the requested Borrowing Date, which shall be a Business Day. Not later than 4:00 p.m. on the requested Borrowing Date, the Swingline Lender will make available to the Administrative Agent in accordance with the Payment Instructions an amount, in Dollars and in immediately available funds, equal to the amount of the requested Swingline Loan. To the extent the Swingline Lender has made such amount available to the Administrative Agent as provided hereinabove, upon satisfaction of the applicable conditions set forth in Section 4.2 (and, if such

Borrowing is on the Closing Date, Section 4.1), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent by crediting or wiring such proceeds to the account of such Borrower identified in the most recent Account Designation Letter or as may be otherwise agreed upon by such Borrower and the Administrative Agent from time to time.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m. on any Business Day require the Revolving Lenders to fund their risk participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will fund their risk participation. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to make available to the Administrative Agent in accordance with the Payment Instructions an amount, in Dollars and in immediately available funds, equal to its respective risk participation. To the extent the Revolving Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent. In the event any such Revolving Lender fails to make available to the Administrative Agent the amount of such Lender’s risk participation as provided in this Section 2.4(c), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Issuing Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. Promptly following its receipt of any payment by or on behalf of any Borrower in respect of a Swingline Loan, the Swingline Lender will pay to each Lender that has funded a risk participation therein such Lender’s Applicable Percentage of such payment. Until each Lender funds its risk participation in any Swingline Loan pursuant to this Section 2.4(c), interest in respect of such Lender’s Applicable Percentage of such Swingline Loan shall be solely for the account of the Swingline Lender.

(d) Notwithstanding any provision of this Agreement to the contrary, the obligation of each Revolving Lender to fund its risk participation in any unpaid Swingline Loans pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default or Event of Default, (iii) the failure of any conditions set forth in Section 3.2 or elsewhere herein to be satisfied or (iv) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the applicable Borrower to repay Swingline Loans, together with interest as provided herein.

2.5 Termination and Reduction of Revolving Commitments and Swingline Commitment.

(a) The Revolving Commitments shall be automatically and permanently terminated on the Revolving Termination Date, unless sooner terminated pursuant to any other provision of this Section 2.5 or Section 9.2. The Swingline Commitment shall be automatically and permanently terminated on the Swingline Maturity Date, unless sooner terminated pursuant to any other provision of this Section 2.5 or Section 9.2.

(b) At any time and from time to time after the date hereof, upon not less than five Business Days’ prior written notice to the Administrative Agent (and in the case of a termination or reduction of the Unutilized Swingline Commitment, the Swingline Lender), the Borrowers may terminate in whole or reduce in part the aggregate Unutilized Revolving Commitments or the Unutilized Swingline Commitment; provided that any such partial reduction shall be in an aggregate amount of not less than $5,000,000 ($500,000 in the case of the Unutilized Swingline Commitment) or, if greater, an integral multiple of $1,000,000 in excess thereof ($100,000 in the case of the Unutilized Swingline Commitment). The amount of any termination or reduction made under this Section 2.5(b) may not thereafter be reinstated.

(c) Each reduction of the Revolving Commitments pursuant to this Section shall be applied ratably among the Revolving Lenders according to their respective Revolving Commitments. Notwithstanding any provision of this Agreement to the contrary, any reduction of the Revolving Commitments pursuant to this Section 2.5 that has the effect of reducing the aggregate Revolving Commitments to an amount less than the amount of the Swingline Commitment or the L/C Sublimit at such time shall result in an automatic corresponding reduction of the Swingline Commitment or the L/C Sublimit, as the case may be, to the amount of the aggregate Revolving Commitments (as so reduced), without any further action on the part of any Borrower, the Swingline Lender or any other Lender.

2.6 Mandatory Payments and Prepayments.

(a) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, (i) the aggregate outstanding principal of the Revolving Loans shall be due and payable in full on the Revolving Maturity Date, and (ii) the aggregate outstanding principal of the Swingline Loans shall be due and payable in full on the earlier to occur of (A) the date ten Business Days after such Swingline Loan is made and (B) the Swingline Maturity Date.

(b) In the event that, at any time, the Aggregate Revolving Credit Exposure (excluding the aggregate amount of any Swingline Loans to be repaid with proceeds of Revolving Loans made on the date of determination) shall exceed the aggregate Revolving Commitments at such time (after giving effect to any concurrent termination or reduction thereof), the Borrowers will immediately prepay, jointly and severally, the outstanding principal amount of the Swingline Loans and, to the extent of any excess remaining after prepayment in full of outstanding Swingline Loans, the outstanding principal amount of the Revolving Loans in the amount of such excess; provided that, to the extent such excess amount is greater than the aggregate principal amount of Swingline Loans and Revolving Loans outstanding immediately prior to the application of such prepayment, the amount so prepaid shall be retained by the

Administrative Agent and held as Cash Collateral as cover for L/C Obligations, as more particularly described in Section 2.14, and thereupon such cash shall be deemed to reduce the aggregate L/C Obligations by an equivalent amount.

(c) Each prepayment of the Loans made pursuant to Section 2.6(b) shall be applied first to prepay all Base Rate Loans, and then to prepay LIBOR Loans, with the LIBOR Loans with the longest Interest Period maturities paid first, followed by the next longest Interest Period maturities. Each payment or prepayment pursuant to the provisions of this Section 2.6(b) shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each; provided that if any Lender is a Defaulting Lender at the time of any such prepayment, any mandatory prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the outstanding Loans of such Defaulting Lender were zero. Each payment or prepayment of a LIBOR Loan made pursuant to the provisions of this Section on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under Section 3.5 to be paid as a consequence thereof.

2.7 Voluntary Prepayments.

(a) At any time and from time to time, the Borrowers shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in clause (iii) below), upon written notice given to the Administrative Agent not later than 11:00 a.m., three Business Days prior to each intended prepayment of LIBOR Loans and one Business Day prior to each intended prepayment of Base Rate Loans (other than Swingline Loans, which may be prepaid on a same-day basis); provided that (i) each partial prepayment of LIBOR Loans shall be in an aggregate principal amount of not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof, and each partial prepayment of Base Rate Loans shall be in an aggregate principal amount of not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof ($100,000 and $100,000, respectively, in the case of Swingline Loans), (ii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $5,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, and (iii) unless made together with all amounts required under Section 3.5 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount, Class and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind the Borrowers to make such prepayment, jointly and severally, on the terms specified therein. Revolving Loans and Swingline Loans prepaid pursuant to this Section 2.7(a) may be reborrowed, subject to the terms and conditions of this Agreement. In the event the Administrative Agent receives a notice of prepayment under this Section, the Administrative Agent will give prompt notice thereof to the Lenders; provided that if such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto.

(b) Each prepayment of the Loans made pursuant to Section 2.7(a) shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each; provided that if any Lender is a Defaulting Lender at the time of any such prepayment, any voluntary prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the outstanding Loans of such Defaulting Lender were zero.

2.8 Interest.

(a) The Borrowers will pay interest in respect of the unpaid principal amount of each Loan, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Adjusted Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan and (iii) at the LIBOR Market Index Rate plus the Applicable Rate for LIBOR Loans, in respect of any Swingline Loan.

(b) Upon the occurrence and during the continuance of any Event of Default under Section 9.1(a), 9.1(f) or 9.1(g) and (at the election of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder or under any other Credit Document, shall bear interest at a rate per annum equal to: (i) in the case of Loans, the interest rate applicable from time to time thereafter to such Loans plus 2%, (ii) in the case of interest, fees (other than Letter of Credit Fees) and other amounts for which no rate is provided hereunder, at the Adjusted Base Rate plus 2%, and (iii) in the case of L/C Fees, a rate equal to the Applicable Rate plus 2% per annum., and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

(c) Accrued (and theretofore unpaid) interest shall be payable as follows:

(i) in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow) and Swingline Loan, in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date; provided, that in the event the Loans are repaid or prepaid in full and the Revolving Commitments have been terminated, then accrued interest in respect of all Base Rate Loans and Swingline Loans shall be payable together with such repayment or prepayment on the date thereof;

(ii) in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of Section 2.2(c)(iii)) and (z) in addition, in the case of a LIBOR Loan with an Interest Period having a duration of six months, on each date on which interest would have been payable under clause (y) above had successive Interest Periods of three months’ duration been applicable to such LIBOR Loan; provided, that in the event all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof; and

(iii) in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

(d) Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

(e) The Administrative Agent shall promptly notify the applicable Borrower and the Revolving Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate; provided, however, that the failure of the Administrative Agent to provide such Borrower or the Lenders with any such notice shall neither affect any obligations of such Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to any Borrower or any Lender. Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

(f) In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.11, 6.1 or 6.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Managing Member shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period and determine the Applicable Rate for such Applicable Period based upon the corrected Compliance Certificate, and (ii) the Borrowers shall immediately pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.10(e). This Section 2.8(e) is in addition to the rights of the Administrative Agent and Lenders with respect to Sections 2.8(b) and 9.1 and other respective rights under this Agreement.

2.9 Fees. The Borrowers agree to pay:

(a) To the Arrangers and Wells Fargo, for their own respective accounts, on the Closing Date, the fees required under each Fee Letter to be paid to them on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof;

(b) To the Administrative Agent, for the account of each Revolving Lender, a commitment fee for each calendar quarter (or portion thereof) for the period from the date of this Agreement to the Revolving Termination Date, at a per annum rate equal to the Applicable Rate in effect for such fee from time to time during such quarter on such Lender’s Applicable Percentage of the average daily aggregate Unutilized Revolving Commitments (excluding clause (iii) of the definition thereof), payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the Revolving Termination Date; provided, however, that no commitment fee shall accrue on the Unutilized Revolving Commitment of a Defaulting Lender during any period that such Lender shall be a Defaulting Lender;

(c) To the Administrative Agent, for the account of each Revolving Lender, a letter of credit fee (the “Letter of Credit Fee”) for each calendar quarter (or portion thereof) in respect of all Letters of Credit outstanding during such quarter, at a per annum rate equal to the Applicable Rate in effect from time to time during such quarter for LIBOR Loans, on such Lender’s Applicable Percentage of the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the later of the Revolving Termination Date and the date of termination of the last outstanding Letter of Credit; provided, however, that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to Section 2.14 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the applicable Issuing Lender for its own account;

(d) To each Issuing Lender, for its own account, a fronting fee for each calendar quarter (or portion thereof) in respect of all Letters of Credit issued by it outstanding during such quarter, at a per annum rate as agreed to between the Borrowers and such Issuing Lender on the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the later of the Revolving Termination Date and the date of termination of the last outstanding Letter of Credit;

(e) To each Issuing Lender, for its own account, such commissions, transfer fees and other fees and charges incurred in connection with the issuance and administration of each Letter of Credit issued by it as are customarily charged from time to time by such Issuing Lender for the performance of such services in connection with similar letters of credit, or as may be otherwise agreed to by such Issuing Lender, but without duplication of amounts payable under Section 2.9(d); and

(f) To the Administrative Agent, for its own account, the annual administrative fee described in the Wells Fargo Fee Letter, on the terms, in the amount and at the times set forth therein.

2.10 Method of Payments; Computations; Apportionment of Payments.

(a) All payments by the Borrowers hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment or the Swingline Lender, as the case may be (except as otherwise expressly provided herein as to payments required to be made directly to any Issuing Lender or the Lenders) in accordance with the Payment Instructions prior to 12:00 noon on the date payment is due. Any payment made as required hereinabove, but after 12:00 noon shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of Section 2.2(c)(iii) are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

(b) The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows: (i) if the payment is received by 12:00 noon in immediately available funds, the Administrative Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender’s ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders), and (ii) if such payment is received after 12:00 noon or in other than immediately available funds, the Administrative Agent will make available to each such Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). Notwithstanding the foregoing or any contrary provision hereof, if any Lender shall fail to make any payment required to be made by it hereunder to the Administrative Agent, any Issuing Lender or the Swingline Lender, then the Administrative Agent may, in its discretion, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent, the Issuing Lender or the Swingline Lender, as the case may be, until all such unsatisfied obligations are fully paid. If the Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its ratable share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender. The Administrative Agent will distribute to the applicable Issuing Lender like amounts relating to payments made to the Administrative Agent for the account of such Issuing Lender in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.

(c) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Lender hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Lender, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans based on the prime commercial lending rate of the Administrative Agent, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

(e) Notwithstanding any other provision of this Agreement or any other Credit Document to the contrary, all amounts collected or received by the Administrative Agent or any Lender after acceleration of the Loans pursuant to Section 9.2 shall be applied by the Administrative Agent as follows:

(i) first, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

(ii) second, to the payment of any fees owed to the Administrative Agent (solely in its capacity as such and not as a Lender) hereunder or under any other Credit Document;

(iii) third, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;

(iv) fourth, to the payment of all of the Obligations consisting of accrued fees and interest (including fees incurred and interest accruing at the then applicable rate after the occurrence of a Bankruptcy Event irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding);

(v) fifth, to the payment of the outstanding principal amount of the Obligations (including the payment of any outstanding Reimbursement Obligations and the obligation to cash collateralize L/C Obligations), and including Obligations under (A)

any Hedge Agreement between any Credit Party and any Hedge Party (to the extent such Hedge Agreement is required or permitted hereunder), and (B) any Cash Management Agreement between Group or any of its Subsidiaries and any Cash Management Bank;

(vi) sixth, to the payment of all other Obligations and other obligations that shall have become due and payable under the Credit Documents or otherwise and not repaid; and

(vii) seventh, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, (y) all amounts shall be apportioned ratably among the Lenders or Hedge Parties in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively pursuant to clauses (iii) through (vii) above, and (z) to the extent that any amounts available for distribution pursuant to clause (v) above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent to cash collateralize L/C Obligations pursuant to Section 2.14.

2.11 Evidence of Debt; Notes.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to the applicable Lending Office of such Lender resulting from each Loan made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement.

(b) The Administrative Agent shall maintain the Register pursuant to Section 11.6(d), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Class and Type of each such Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from any Borrower in respect of each such Loan and each Lender’s share thereof.

(c) The entries made in the accounts, Register and subaccounts maintained pursuant to Section 2.11(b) (and, if consistent with the entries of the Administrative Agent, Section 2.11(a)) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of each Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Loans of each Class made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced (i) in the case of Revolving Loans, by a Revolving Note appropriately completed in substantially the form of Exhibit A-1, and (ii) in the case of the Swingline Loans, by a Swingline Note appropriately completed in substantially the form of Exhibit A-2, in each case executed by the Borrowers and payable to the order of such Lender. Each Note shall be entitled to all of the benefits of this Agreement and the other Credit Documents and shall be subject to the provisions hereof and thereof.

2.12 Recovery of Payments.

(a) Each Borrower agrees that to the extent such Borrower makes a payment or payments to or for the account of the Administrative Agent, the Swingline Lender, any Lender or any Issuing Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, common law or equitable cause (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(b) If any amounts distributed by the Administrative Agent to any Lender are subsequently returned or repaid by the Administrative Agent to any Borrower, its representative or successor in interest, or any other Person, whether by court order, by settlement approved by the Lender in question, or pursuant to applicable Requirements of Law, such Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from any Borrower, its representative or successor in interest or such other Person, the Administrative Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

2.13 Several Obligations of Lenders; Pro Rata Treatment.

(a) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Sections 3.1(e) and 11.1(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payment on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make any such payment required hereunder.

(b) Except in the case of Swingline Loans, all fundings of Loans shall be made by the Lenders ratably based upon their Applicable Percentages. All payments on account of principal of or interest on any Loans, fees or any other Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its ratable share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.13(c) shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations or Swingline Loans to any assignee or Participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13(c) shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. If under any applicable Debtor Relief Laws, any Lender receives a secured claim in lieu of a setoff to which this Section 2.13(c) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.13(c) to share in the benefits of any recovery on such secured claim.

2.14 Cash Collateral.

(a) If (i) any Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has not been reimbursed by the applicable Borrower, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) any Borrower shall be required to provide Cash Collateral pursuant to Section 9.2(c), (iv) there shall exist a Defaulting Lender or (v) the Aggregate Revolving Credit Exposure exceeds the aggregate Revolving Commitments after giving effect to any prepayment of Loans required under Section 2.6, the Borrowers shall immediately (in the case of clause (iii) above) or within one Business Day (in all other cases) following any request by the Administrative Agent or such Issuing Lender, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash

Collateral is subject to any right or claim of any Person other than the Administrative Agent or any Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo. The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section11.6(b)(v)) or (ii) the determination by the Administrative Agent and the Issuing Lenders that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the Issuing Lenders may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 11.5.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows:

(A) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(B) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder;

(C) third, to Cash Collateralize each Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14;

(D) fourth, as the Borrowers may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(E) fifth, if so determined by the Administrative Agent and Group, to be held in a non-interest-bearing deposit account and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (ii) Cash Collateralize, in accordance with Section 2.14, the Issuing Lender’s future Fronting Exposure with respect to future Letters of Credit issued under this Agreement;

(F) sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(G) seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(H) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if (x) such payment is a payment of the principal amount of any Loans or any L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) (A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.9(b) for any period during which such Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to such Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which such Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral in accordance with Section 2.14.

(C) With respect to any commitment fee or Letter of Credit Fee not required to be paid to any Defaulting lender pursuant to Section 2.15(a)(iii)(A) or 2.15(a)(iii)(B), the Borrowers shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s L/C Exposure or Swingline Exposure that has been reallocated to such non-Defaulting Lender pursuant to Section 2.15(a)(iv), (y) pay to the Issuing Lenders and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to its Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such fee.

(iv) All or any part of such Defaulting Lender’s L/C Exposure and Swingline Exposure shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) If the reallocation described in Section 2.15(a)(iv) cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (B) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b) If Group, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.16 Increase in Revolving Commitments.

(a) Provided there exists no Default or Event of Default, upon written notice to the Administrative Agent (which shall promptly notify the Lenders), Group may, from time to time, request increases in the aggregate Revolving Commitments (each a “Commitment Increase”) by an aggregate amount (for all such requests) not exceeding the lesser of (i) $50,000,000, and (ii) $150,000,000 minus the aggregate Revolving Commitments as of the Closing Date; provided that any such request for a Commitment Increase shall be in a minimum amount of $5,000,000. In any such notice to the Administrative Agent, Group (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Lender is requested to respond (which shall in no event be fewer than ten Business Days from the date of delivery of such notice to the Revolving Lenders).

(b) Each Revolver Lender shall notify the Administrative Agent within the specified time period whether or not it agrees to increase its Revolving Commitment and, if so, of the amount by which it is willing to increase its Revolving Commitment. Any Revolving Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase is less than the requested Commitment Increase, then Group may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Revolving Lenders. Each such Eligible Assignee shall execute a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(c) If the aggregate Revolving Commitments are increased in accordance with this Section, the Administrative Agent and Group shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify Group and the Lenders of the final allocation of such increase and the Increase Effective Date.

(d) As a condition precedent to each Commitment Increase, (i) Group shall deliver to the Administrative Agent a certificate of each Credit Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Credit Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Commitment Increase, and (y) in the case of Group, certifying that, before and after giving effect to such Commitment Increase, (A) the representations and warranties contained in ARTICLE V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section, the representations and warranties contained in Section 5.11(a) shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.1, and (B) no Default or Event of Default exists. The Borrowers shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.5) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section.

(e) This Section shall supersede any provisions in Section 2.13 or Section 11.5 to the contrary.

2.17 Joint and Several Liability.

(a) All of the Obligations of the Borrowers hereunder are joint and several in each and every particular. Each Borrower agrees that its joint and several obligations hereunder and under the other Credit Documents to which it is a party are irrevocable, absolute and unconditional, are independent of the joint and several obligations of the other and any security therefor or other guaranty or liability in respect thereof, and shall not be discharged, limited or otherwise affected by reason of any of the following, whether or not such Borrower has notice or knowledge thereof, except to the extent any of the following arises solely from or is solely the result of the Termination Requirements (as defined below):

(i) any change in the time, manner or place of payment of, or in any other term of, any Obligations or any guaranty or other liability in respect thereof, or any amendment, modification or supplement to, restatement of, or consent to any rescission or waiver of or departure from, any provisions of this Agreement, any other Credit Document or any agreement or instrument delivered pursuant to any of the foregoing;

(ii) the invalidity or unenforceability of any Obligations, any guaranty or other liability in respect thereof or any provisions of this Agreement, any other Credit Document or any agreement or instrument delivered pursuant to any of the foregoing;

(iii) the addition or release of Credit Parties or the taking, acceptance or release of other guarantees of any Obligations or other security for any Obligations or for any guaranty or other liability in respect thereof;

(iv) any discharge, modification, settlement, compromise or other action in respect of any Obligations or any guaranty or other liability in respect thereof, including any acceptance or refusal of any offer or performance with respect to the same or the subordination of the same to the payment of any other obligations;

(v) any agreement not to pursue or enforce or any failure to pursue or enforce (whether voluntarily or involuntarily as a result of operation of law, court order or otherwise) any right or remedy in respect of any Obligations, any guaranty or other liability in respect thereof or any security for any of the foregoing;

(vi) the exercise of any right or remedy available under the Credit Documents, at law, in equity or otherwise in respect of any security for any Obligations or for any guaranty or other liability in respect thereof, in any order and by any manner thereby permitted, including, without limitation, foreclosure on any such security by any manner of sale thereby permitted, whether or not every aspect of such sale is commercially reasonable;

(vii) any bankruptcy, reorganization, arrangement, liquidation, insolvency, dissolution, termination, reorganization or like change in the corporate structure or existence of the other Borrower or any other Person directly or indirectly liable for any Obligations;

(viii) any manner of application of any payments by or amounts received or collected from any Person, by whomsoever paid and howsoever realized, whether in reduction of any Obligations or any other obligations of the other Borrower or any other Person directly or indirectly liable for any Obligations, regardless of what Obligations may remain unpaid after any such application; or

(ix) any other circumstance that might otherwise constitute a legal or equitable discharge of, or a defense, set-off or counterclaim available to, the other Borrower, any Guarantor or a surety or guarantor generally.

For purposes of this Agreement, the “Termination Requirements” means, collectively: (i) the payment in full in cash of the Obligations (other than contingent and indemnification obligations not then due and payable), (ii) the termination of the Commitments and the termination or expiration of all Letters of Credit under this Agreement, and (iii) the termination of, and settlement of all obligations of the Borrowers under, each Permitted Hedge Agreement to which any Hedge Party is a party, and (iv) the termination of, and settlement of all obligations of the Borrowers under, any treasury management arrangements.

(b) Each Borrower hereby knowingly, voluntarily and expressly waives:

(i) presentment, demand for payment, demand for performance, protest and notice of any other kind, including, without limitation, notice of nonpayment or other nonperformance (including notice of default under any Credit Document with respect to any Obligations), protest, dishonor, acceptance hereof, extension of additional credit to the other Borrower and of any of the matters referred to in Section 2.17(a) and of any rights to consent thereto;

(ii) any right to require any Person, as a condition of payment or performance by such Borrower hereunder, to proceed against, or to exhaust or have resort to any security from or any deposit balance or other credit in favor of, the other Borrower, any Guarantor or any other Person directly or indirectly liable for any Obligations, or to pursue any other remedy or enforce any other right; and any other defense based on an election of remedies with respect to any security for any Obligations or for any guaranty or other liability in respect thereof, notwithstanding that any such election (including any failure to pursue or enforce any rights or remedies) may impair or extinguish any right of indemnification, contribution, reimbursement or subrogation or other right or remedy of such Borrower against the other Borrower, any Guarantor or any other Person directly or indirectly liable for any Obligations or any such security;

(iii) any right or defense based on or arising by reason of any right or defense of the other Borrower or any other Person, including, without limitation, any defense based on or arising from a lack of authority or other disability of the other Borrower or any other Person, the invalidity or unenforceability of any Obligations, any security therefor or any Credit Document or other agreement or instrument delivered pursuant thereto, or the cessation of the liability of the other Borrower for any reason other than the satisfaction of the Termination Requirements;

(iv) any defense based on any Person’s acts or omissions in the administration of the Obligations, any guaranty or other liability in respect thereof or any security for any of the foregoing, and promptness, diligence or any requirement that any Person create, protect, perfect, secure, insure, continue or maintain any Liens in any such security;

(v) any right to assert against any Person, as a defense, counterclaim, crossclaim or set-off, any defense, counterclaim, claim, right of recoupment or set-off that it may at any time have against any Person (including, without limitation, failure of consideration, fraud, fraudulent inducement, statute of limitations, payment, accord and satisfaction and usury), other than compulsory counterclaims and other than the payment in full in cash of the Obligations; and

(vi) any defense based on or afforded by any applicable law that limits the liability of or exonerates guarantors or sureties or that may in any other way conflict with the terms of this Section 2.17.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.1 Taxes.

(a) For purposes of this Section 3.1, the term “Lender” includes any Issuing Lender and the term “applicable law” includes FATCA.

(b) Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Group by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.1(e).

(f) As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.1, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to Group and the Administrative Agent, at the time or times reasonably requested by Group or the Administrative Agent, such properly completed and executed documentation reasonably requested by Group or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Group or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Group or the Administrative Agent as will enable Group or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.1(g)(ii)(A), 3.1(g)(ii)(B) and 3.1(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to Group and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Group or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Group and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Group or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any

Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Group and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Group or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Group or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Group and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Group or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Group or the Administrative Agent as may be necessary for Group and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.1(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Group and the Administrative Agent in writing of its legal inability to do so.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.1 (including by the payment of additional amounts pursuant to this Section 3.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.1(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.1(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.1(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Each party’s obligations under this Section 3.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

3.2 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except the Reserve Requirement reflected in the LIBOR Rate) or any Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any LIBOR Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, such Issuing Lender or other Recipient, the Borrowers will pay, jointly and severally, to such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay, jointly and severaly, to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in Section 3.2(a) or 3.2(b) and delivered to Group shall be conclusive absent manifest error. The Borrowers shall pay, jointly and severally, such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies Group of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.3 Inability to Determine Rate.

(a) If in connection with any request for a LIBOR Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such LIBOR Loan, or (ii) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan or in connection with an existing or proposed Base Rate Loan, or (b) the Administrative Agent or the Required Lenders determine that for any reason the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Loan, the Administrative Agent will promptly so notify Group and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans or Interest Periods) and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, any Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.4 Illegality. Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Administrative Agent and Group. Upon such notice, (i) each of such Lender’s then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice) and to the extent not sooner prepaid, be converted into a Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified Group.

3.5 Compensation. The Borrowers will compensate each Lender upon demand for all losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBOR Loans) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or Notice of

Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section 3.6(a) or any acceleration of the maturity of the Loans pursuant to Section 9.2), (iii) if any prepayment of any LIBOR Loan is not made on any date specified in a notice of prepayment given by the Borrowers or (iv) as a consequence of any other failure by any Borrower to make any payments with respect to any LIBOR Loan when due hereunder. Calculation of all amounts payable to a Lender under this Section 3.5 shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 3.5. A certificate (which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 3.5 by any Lender as to any additional amounts payable pursuant to this Section 3.5 shall be submitted by such Lender to Group either directly or through the Administrative Agent. Determinations set forth in any such certificate made in good faith for purposes of this Section 3.5 of any such losses, expenses or liabilities shall be conclusive absent manifest error.

3.6 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 3.2, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, then such Lender shall (at the request of Group) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay, jointly and severally, all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 3.2, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant Section 3.1 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.6(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Group may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or 3.2) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.6(b)(iv);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and any funded participations in Letters of Credit not refinanced through the Borrowing of Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from payments required to be made pursuant to Section 3.1 or a request for compensation under Section 3.2, such assignment will result in a reduction in such payments or compensation thereafter;

(iv) such assignment does not conflict with applicable Requirements of Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

(c) A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

ARTICLE IV

CONDITIONS OF BORROWING

4.1 Conditions of Initial Borrowing. The obligation of each Lender to make Loans in connection with the initial Borrowing hereunder, and the obligation of any Issuing Lender to issue Letters of Credit hereunder on the Closing Date, is subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received the following, each dated as of the Closing Date (unless otherwise specified) and in such number of copies as the Administrative Agent shall have requested:

(i) executed counterparts of this Agreement;

(ii) to the extent requested by any Lender in accordance with Section 2.11(c), a Note or Notes for such Lender, in each case duly completed in accordance with the provisions of Section 2.11(c) and executed by the Borrowers;

(iii) the Guaranty, duly completed and executed by the Managing Member and each of the other Subsidiary Guarantors; and

(iv) the favorable opinion of Nixon Peabody, counsel to the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(b) The Administrative Agent shall have received a certificate, signed by the president, the chief executive officer or the chief financial officer of Group, dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying that (i) all representations and warranties of the Consolidated Entities contained in this Agreement and the other Credit Documents are true and correct as of the Closing Date, both immediately before and after giving effect to the consummation of the Transactions (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date), (ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the consummation of the Transactions, and (iii) all conditions to the initial extensions of credit hereunder set forth in this Section 4.1 and in Section 4.2 have been satisfied or waived as required hereunder.

(c) The Administrative Agent shall have received a certificate of the secretary or an assistant secretary of each Credit Party or its managing member or manager, dated the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments thereto of such Credit Party, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws, operating agreement or similar governing document of such Credit Party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Credit Party, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of such Credit Party executing this Agreement or any of such other Credit Documents, and attaching all such copies of the documents described above.

(d) The Administrative Agent shall have received (i) a certificate as of a recent date of the good standing of each Credit Party executing any Credit Documents as of the Closing Date, under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction, and (ii) a certificate as of a recent date of the qualification of each Credit Party to conduct business as a foreign corporation in such jurisdictions as the Administrative Agent may have reasonably requested, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.

(e) Group shall have paid (i) to the Arrangers and Wells Fargo, the fees required under each Fee Letter to be paid to them on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof, and (ii) to the Administrative Agent, the initial payment of the annual administrative fee described in the Wells Fargo Fee Letter, and (iii) all other fees and reasonable expenses of the Arrangers, the Administrative Agent and the Lenders required hereunder or under any other Credit Document to be paid on or prior to the Closing

Date (including reasonable fees and expenses of counsel) in connection with this Agreement and the transactions contemplated hereby.

(f) The Administrative Agent shall have received an Account Designation Letter, together with written instructions from an Authorized Officer of each Borrower, including wire transfer information, directing the payment of the proceeds of the initial Loans, if any, to be made hereunder.

(g) The Administrative Agent shall have received from the Managing Member and each Borrower all documentation and other information requested by the Administrative Agent that is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(h) Each of the Administrative Agent and each Lender shall have received such other documents, certificates, opinions and instruments in connection with the transactions contemplated hereby as it shall have reasonably requested.

4.2 Conditions of All Borrowings. The obligation of each Lender to make any Loans hereunder, including the initial Loans, if any, and the obligation of the Issuing Lender to issue any Letters of Credit hereunder, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or date of issuance:

(a) The Administrative Agent and, if applicable, the applicable Issuing Lender or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(b) Each of the representations and warranties contained in Article V and in the other Credit Documents shall be true and correct on and as of such Borrowing Date (including the Closing Date, in the case of the initial Loans, if any, made hereunder) or date of issuance of a Letter of Credit with the same effect as if made on and as of such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date); and

(c) No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued on such date.

Each giving of a Request for Credit Extension, and the consummation of each Borrowing or issuance of a Letter of Credit, shall be deemed to constitute a representation by the applicable Borrower that the statements contained in Sections 4.2(b) and 4.2(c) are true, both as of the date of such notice or request and as of the relevant Borrowing Date or date of issuance.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Issuing Lenders and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby and the Issuing Lenders to issue Letters of Credit, each of the Managing Member and the Borrowers represents and warrants to the Administrative Agent, the Issuing Lender and the Lenders as follows:

5.1 Corporate Organization and Power. Each Consolidated Entity (i) is a corporation or a limited liability company duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, (ii) has the full corporate or limited liability company power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization; Enforceability. Each Credit Party has taken, or on the Closing Date will have taken, all necessary corporate or limited liability company action, as applicable, to execute, deliver and perform each of the Credit Documents to which it is or will be a party, and has, or on the Closing Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Credit Documents to which it is or will be a party. This Agreement constitutes, and each of the other Credit Documents upon execution and delivery will constitute, the legal, valid and binding obligation of each Credit Party that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

5.3 No Violation. The execution, delivery and performance by each Credit Party of each of the Credit Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation or formation, its bylaws or operating agreement, or other applicable formation or organizational documents, (ii) contravene any other Requirement of Law applicable to it, (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any indenture, mortgage, lease, agreement, contract or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iv) result in or require the creation or imposition of any Lien upon any of its properties, revenues or assets other than Liens expressly permitted under Section 8.3; except, in the case of clauses (ii) and (iii) above, where such violations, conflicts, breaches or defaults, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.4 Governmental and Third-Party Authorization; Permits. No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each Credit Party of this Agreement or any of the other Credit Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than (i) consents, authorizations and filings that have been made or obtained and that are in full force and effect, and (ii) consents and filings the failure to obtain or make which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Consolidated Entity has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.5 Litigation. There are no actions, investigations, suits or proceedings pending or, to the knowledge of the Managing Member or any Borrower, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority, arbitrator or other Person, (i) against or affecting any of the Consolidated Entities or any of their respective properties as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) with respect to this Agreement, any of the other Credit Documents, or any of the Transactions.

5.6 Taxes. Each Consolidated Entity has timely filed all federal, and all material state, local and foreign tax returns and reports required to be filed by it and has paid, prior to the date on which penalties would attach thereto or a Lien would attach to any of the properties of a Consolidated Entity if unpaid, all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those that are not yet delinquent or that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP. Such returns accurately reflect in all material respects all liability for taxes of the Consolidated Entities for the periods covered thereby. As of the Closing Date, except as has been previously disclosed in writing to Lenders, there is no ongoing audit or examination or, to the knowledge of the Managing Member or any Borrower, other investigation by any Governmental Authority of the tax liability of any of the Consolidated Entities, and there is no material unresolved claim by any Governmental Authority concerning the tax liability of any Consolidated Entity for any period for which tax returns have been or were required to have been filed, other than unsecured claims for which adequate reserves have been established in accordance with GAAP. As of the Closing Date, no Consolidated Entity has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any taxes.

5.7 Consolidated Entities. Schedule 5.7(a) sets forth, as of the Closing Date, all of the Consolidated Entities, including Group and Advisors, and as to each Consolidated Entity other than the Managing Member, the direct holders of all Capital Stock of such Consolidated Entities and such holders’ percentage ownership interest. Schedule 5.7(b) sets forth the names, as of the Closing Date, of all Investment Funds and Intermediate Entities.

5.8 Full Disclosure. All factual information heretofore, contemporaneously or hereafter furnished in writing to the Administrative Agent, any Arranger or any Lender by or on behalf of any Borrower or Managing Member for purposes of or in connection with this Agreement, the other Credit Documents and the transactions contemplated hereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been updated, amended or supplemented, on the date as of which any such update, amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances under which such information was provided, not misleading. As of the Closing Date, there is no fact known to any executive officer of the Managing Member that has had, or is reasonably expected to have, a Material Adverse Effect, which fact has not been set forth in this Agreement or the Schedules hereto, in the financial statements of the Consolidated Entities furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by the Managing Member or any Borrower to the Administrative Agent and/or the Lenders.

5.9 Margin Regulations. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose, in each case that would violate or be inconsistent with Regulations T, U or X or any provision of the Exchange Act.

5.10 No Material Adverse Effect. There has been no Material Adverse Effect since December 31, 2014, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect.

5.11 Financial Matters.

(a) The Managing Member has heretofore furnished to the Administrative Agent copies of the audited consolidated statements of financial condition of the Consolidated Entities as of December 31, 2012, 2013 and 2014, in each case with the related statements of operations, comprehensive income, shareholders’ equity and cash flows for the fiscal years then ended, together with the opinion of PricewaterhouseCoopers LLP thereon. Such financial statements have been prepared in accordance with GAAP consistently applied throughout the period covered thereby and present fairly the financial condition of the Consolidated Entities on a consolidated basis as of the respective dates thereof and the results of operations of the Consolidated Entities on a consolidated basis for the respective periods then ended. Except as fully reflected in the most recent financial statements referred to above and the notes thereto, there are no material liabilities or obligations with respect to the Consolidated Entities of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that are required in accordance with GAAP to be reflected in such financial statements and that are not so reflected.

(b) With respect to any Projections delivered pursuant to Section 6.2(d), in the good faith opinion of management of the Managing Member, the assumptions used in the preparation of any such Projections were fair, complete and reasonable when made and continue to be fair, complete and reasonable as of the date such Projections are delivered to the Administrative Agent. With respect to any such Projections and other estimates or other forward-looking statements, the Managing Member represents only that such information was prepared in good faith based upon assumptions, and subject to such qualifications, believed to be reasonable at the time of preparation and any Projections and other forward looking information are not to be viewed as facts or as a guarantee of performance of achievement of any particular results and that actual results may vary from projected results, many of which are beyond the control of the Consolidated Entities and their respective officers, managers, directors and employees, and that such variances may be material. No assurance can be given that any Projections or other forward-looking information will be realized.

(c) After giving effect to the consummation of the transactions contemplated hereby, each Credit Party (i) has capital sufficient to carry on its businesses as conducted and as proposed to be conducted, (ii) has assets with a fair saleable value, determined on a going concern basis, which are (y) not less than the amount required to pay the probable liability on its existing debts as they become absolute and matured and (z) greater than the total amount of its liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured in their ordinary course), and (iii) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature in their ordinary course.

(d) Neither (i) the board of directors of any Consolidated Entity, a committee thereof or an Authorized Officer of any Consolidated Entity has concluded that any financial statement previously furnished to the Administrative Agent should no longer be relied upon because of an error, nor (ii) has any Consolidated Entity been advised by its auditors that a previously issued audit report or interim review cannot be relied on.

5.12 ERISA. Each Consolidated Entity and its ERISA Affiliates is in compliance with the applicable provisions of ERISA, and each Plan is and has been administered in compliance with all applicable Requirements of Law, including the applicable provisions of ERISA and the Code, in each case except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No ERISA Event that could reasonably be expected to have a Material Adverse Effect (i) has occurred within the five-year period prior to the Closing Date, (ii) has occurred and is continuing, or (iii) to the knowledge of the Managing Member or any Borrower, is reasonably expected to occur with respect to any Plan. No Plan is in “at-risk status” under Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA.

5.13 Environmental Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) No Hazardous Substances are or have been generated, used, located, released, treated, transported, disposed of or stored, currently or in the past, (i) by any of the Managing Member, Group or its Subsidiaries or (ii) to the knowledge of the Managing Member or any Borrower, by any other Person (including any predecessor in interest) or otherwise, in either case in, on, about or to or from any portion of any real property, leased, owned or operated by any Consolidated Entity, except in compliance with all applicable Environmental Laws; no portion of any such real property or, to the knowledge of a Responsible Officer of the Managing Member or any Borrower, any other real property at any time leased, owned or operated by any Consolidated Entity is contaminated by any Hazardous Substance; and to the knowledge of the Managing Member or any Borrower, no portion of any real property currently leased, owned or operated by any of the Managing Member, Group or its Subsidiaries is presently or has ever been, the subject of an environmental audit, assessment or remedial action.

(b) To the knowledge of a Responsible Officer of the Managing Member or any Borrower, no portion of any real property leased, owned or operated by any of the Managing Member, Group or its Subsidiaries has been used by any of the Managing Member, Group or its Subsidiaries or by any other Person, as or for a mine, landfill, dump or other disposal facility, gasoline service station or bulk petroleum products storage facility; and to the knowledge of a Responsible Officer of the Managing Member or any Borrower, no portion of such real property or any other real property currently or at any time in the past leased, owned or operated by any of the Managing Member, Group or its Subsidiaries has, pursuant to any Environmental Law, been placed on the “National Priorities List” or “CERCLIS List” (or any similar federal, state or local list) of sites subject to possible environmental problems.

(a) All activities and operations of the Consolidated Entities are in compliance with the requirements of all applicable Environmental Laws; each of the Managing Member, Group and its Subsidiaries has obtained any licenses and permits under Environmental Laws necessary to its respective operations, all such licenses and permits are being maintained in good standing, and each of the Managing Member, Group and its Subsidiaries is in compliance with all material terms and conditions of such licenses and permits; and none of the Managing Member, Group or its Subsidiaries is involved in any suit, action or proceeding, nor has any Responsible Officer of the Managing Member or any Borrower received any written notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims, and to the knowledge of a Responsible Officer of the Managing Member or any Borrower, there are no threatened Environmental Claims against any of the Managing Member, Group or its Subsidiaries, nor any basis therefor.

5.14 Compliance with Laws. Each Consolidated Entity has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.15 Investment Company Act. None of the Managing Member, Group or its Subsidiaries is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.16 Insurance. The assets, properties and business of the Managing Member, Group and its Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

5.17 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Credit Document.

5.18 Senior Indebtedness Status. The Obligations of each Credit Party under this Agreement and each of the other Credit Documents ranks and shall continue to rank at least senior in priority of payment to all subordinated Indebtedness and rank pari passu in priority of payment to all senior unsecured Indebtedness of each such Person.

5.19 Sanctions; Anti-Terrorism Laws; Anti-Corruption Laws.

(a) No Consolidated Entity or any director, officer, employee, agent or, to the knowledge of a Responsible Officer of the Managing Member or any Borrower, any Affiliate of any Consolidated Entity is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Sudan and Syria).

(b) Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, the Foreign Corrupt Practices Act or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. The Consolidated Entities are in compliance in all material respects with the PATRIOT Act.

(c) No Consolidated Entity nor, to the knowledge of the Managing Member or any Borrower, any director, officer, agent, employee or other person acting on behalf of Group or any of its Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder or any other applicable anti-corruption law; and the Credit Parties have instituted and maintain policies and procedures designed to promote and achieve continued compliance therewith.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Managing Member and the Borrowers covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder:

6.1 Financial Statements. The Managing Member will deliver to the Administrative Agent and to each Lender:

(a) As soon as available and in any event within 45 days (or, if earlier and if applicable to the Managing Member, the quarterly report deadline under the Exchange Act rules and regulations as it may be extended pursuant to Rule 12b-25) after the end of each of the first three fiscal quarters, beginning with the first fiscal quarter for which such financial statements were not delivered as of the Closing Date, (i) unaudited consolidated statement of financial condition and related statements of operations, comprehensive income, shareholders’ equity and cash flows for the Consolidated Entities for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth in comparative consolidated form the figures for the corresponding period or periods of (or, in the case of the statement of financial condition, as of the end of) the previous fiscal year all in reasonable detail and prepared in accordance with GAAP, other than the absence of notes required by GAAP and subject to normal year-end adjustments, applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter, and (ii) such information as has been historically available in the Managing Member’s Forms 10-Q under the heading “Assets Under Management (“AUM”),” including without limitation, gross client inflows and outflows, appreciation or depreciation in the market value of client assets, and average assets under management for such period; and

(b) As soon as available and in any event within 90 days (or, if earlier and if applicable to the Managing Member, the annual report deadline under the Exchange Act rules and regulations as it may be extended pursuant to Rule 12b-25) after the end of each fiscal year, beginning with fiscal year 2015, (i) an audited consolidated statement of financial condition of the Consolidated Entities as of the end of such fiscal year and the related audited consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for the Consolidated Entities for the fiscal year then ended, including the notes thereto, in each case setting forth in comparative consolidated form the figures as of the end of and for the preceding fiscal year in reasonable detail and (with respect to the audited statements) certified by the independent certified public accounting firm regularly retained by the Managing Member or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, together with (y) a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly in all material respects the consolidated financial condition and results of operations of the Consolidated Entities as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year, and (z) a letter from such accountants to the effect that, based on and in connection with their examination of the financial statements of the Consolidated Entities, they obtained no knowledge of the occurrence or existence of any Default or Event of Default relating to accounting or financial reporting matters (which certificate may be limited to the extent required by accounting rules or guidelines), or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by their audit, and (ii) such information as has been historically available in the Managing Member’s Forms 10-K under the heading “Assets Under Management

(“AUM”)”, including without limitation, gross client inflows and outflows, appreciation or depreciation in the market value of client assets, and average assets under management for such period.

6.2 Other Business and Financial Information. The Managing Member will deliver to the Administrative Agent and each Lender:

(a) Concurrently with each delivery of the financial statements described in Sections 6.1(a) and 6.1(b), a Compliance Certificate with respect to the period covered by the financial statements being delivered thereunder, executed by a Financial Officer of the Managing Member, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Article VII as of the last day of the period covered by such financial statements;

(b) Promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that the Managing Member shall send or make available generally to its shareholders, (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that the Managing Member shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, and (iii) all press releases and other statements made available generally by the Managing Member to the public concerning material developments in the business of the Consolidated Entities;

(c) Promptly upon (and in any event within five Business Days after) any Responsible Officer of any Borrower or the Managing Member obtaining knowledge thereof, written notice of any of the following:

(i) the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of the Managing Member specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the Managing Member has taken and proposes to take with respect thereto;

(ii) the institution or threatened institution of any action, suit, investigation or proceeding against or affecting any Consolidated Entity, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 5.5 or this Section 6.2(c)(ii);

(iii) the receipt by any Consolidated Entity from any Governmental Authority of (A) any notice asserting any failure by any Consolidated Entity to be in compliance with applicable Requirements of Law or that threatens the taking of any action against any Consolidated Entity or sets forth circumstances that, if taken or adversely determined, could reasonably be expected to have a Material Adverse Effect, or (B) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of any Consolidated Entity, where such action could reasonably be expected to have a Material Adverse Effect;

(iv) the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of Group specifying the details of such ERISA Event and the action that the applicable Consolidated Entity or ERISA Affiliate has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to any Consolidated Entity or an ERISA Affiliate with respect to such ERISA Event; and

(v) any other matter or event that has, or could reasonably be expected to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of Group setting forth the nature and period of existence thereof and the action that the affected Consolidated Entities have taken and propose to take with respect thereto; and

(d) As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of any Credit Party as the Administrative Agent or any Lender may from time to time reasonably request, including without limitation, a consolidated financial forecast, including statements of income of the Consolidated Entities as prepared by the Managing Member in the ordinary course of its annual budgeting process (the “Projections”). With respect to any such Projections, the Managing Member represents only that such information was prepared in good faith based upon assumptions, and subject to such qualifications, believed to be reasonable at the time of preparation thereof and at the time of delivery to the Administrative Agent and any Projections and other forward looking information are not to be viewed as facts or as a guarantee of performance of achievement of any particular results and that actual results may vary from projected results, many of which are beyond the control of the Consolidated Entities and their respective officers, managers, directors and employees, and that such variances may be material. No assurance can be given that any Projections or other forward-looking information will be realized.

Documents required to be delivered pursuant to Section 6.1(a), 6.1(b), 6.2(a) or 6.2(b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Managing Member posts such documents, or provides a link thereto on the Managing Member’s website on the Internet at the website address listed on Schedule 1.1(a); or (ii) on which such documents are posted on Group’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Managing Member shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Managing Member to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Managing Member shall notify the

Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Managing Member with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.3 Existence; Franchises; Maintenance of Properties. Each of the Managing Member and the Borrowers will, and will cause each of its Subsidiaries to, (i) maintain and preserve in full force and effect its legal existence, except as expressly permitted otherwise by Section 8.1, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iii) keep all material owned properties in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of Group, are no longer useful or desirable in the conduct of the business of the Consolidated Entities.

6.4 Compliance with Laws. Each of the Managing Member and the Borrowers will, and will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

6.5 Payment of Obligations. Each of the Managing Member and the Borrowers will, and will cause each of its Subsidiaries to, pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, would become a Lien (other than a Permitted Lien) upon any of the properties of any Consolidated Entity; provided, however, that no Consolidated Entity shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which such Consolidated Entity is maintaining adequate reserves with respect thereto in accordance with GAAP.

6.6 Insurance. Each of the Managing Member and the Borrowers will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated.

6.7 Maintenance of Books and Records; Inspection. Each of the Managing Member and the Borrowers will, and will cause each of its Subsidiaries to, (i) maintain adequate books,

accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Administrative Agent or any Lender to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Managing Member or Group, the independent public accountants of the Consolidated Entities (and by this provision each of the Managing Member and Group authorizes such accountants to discuss the finances and affairs of any Consolidated Entity), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested.

6.8 Environmental Laws. Each of the Managing Member and the Borrowers will, and will cause each of its Subsidiaries to, (i) comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws applicable to them as tenant of real property and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities applicable to them regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings or to the extent the failure to conduct or complete any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

6.9 Public/Private Information. Each of the Managing Member and Group will cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Managing Member or Group to the Administrative Agent and Lenders pursuant to this Article VI (collectively, the “Information Materials”) and, if requested by the Administrative Agent, will designate Information Materials (i) that are either available to the public or not material with respect to the Managing Member or Group and each of their Subsidiaries for purposes of federal and state securities laws, as “Public Information” and (ii) that are not Public Information, as “Private Information”.

6.10 PATRIOT Act Compliance. Each of the Managing Member and the Borrowers will, and will cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

6.11 Use of Proceeds. Each Borrower shall use the proceeds of the Loans and the Letters of Credit to provide ongoing working capital and for other general corporate purposes of such Borrower and its Subsidiaries, including Permitted Acquisitions, Investments permitted hereunder and purchases of Capital Stock in connection with annual exchanges.

6.12 Additional Guarantors. If any additional Subsidiary is formed or acquired after the Closing Date that qualifies as a “Subsidiary Guarantor” pursuant to the definition hereof, Group will, within seven Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and cause such Subsidiary to deliver to the Administrative Agent a duly executed supplement to the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose.

ARTICLE VII

FINANCIAL COVENANTS

Each of the Managing Member and the Borrowers covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder:

7.1 Leverage Ratio. The Leverage Ratio as of the last day of any fiscal quarter will not be greater than 2.75:1.00.

7.2 Interest Coverage Ratio. The Interest Coverage Ratio as of the last day of any fiscal quarter will not be less than 4.00:1.00.

ARTICLE VIII

NEGATIVE COVENANTS

Each of the Managing Member and the Borrowers covenants and agrees that, until the termination of the Commitments, the termination or expiration of all Letters of Credit and the payment in full in cash of all principal and interest with respect to the Loans and all Reimbursement Obligations together with all fees, expenses and other amounts then due and owing hereunder:

8.1 Fundamental Changes. Each of the Managing Member and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination; provided, however, that:

(i) any Subsidiary of any Borrower may merge or consolidate with, or be liquidated into, (x) such Borrower (so long as such Borrower is the surviving or continuing entity) or (y) any other Subsidiary (so long as, if either constituent entity is a Subsidiary Guarantor, the surviving or continuing entity is a Subsidiary Guarantor), and in each case so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

(ii) any Subsidiary of any Borrower may merge or consolidate with another Person (other than another Subsidiary of such Borrower or such Borrower), so long as (x) if such Subsidiary is a Subsidiary Guarantor, the surviving or continuing entity is a Subsidiary Guarantor, (y) such merger or consolidation constitutes a Permitted

Acquisition and the applicable requirement of Section 6.12 are satisfied, and (z) no Default or Event of Default has occurred and is continuing or would result therefrom;

(iii) any Borrower may merge or consolidate with another Person (other than a Subsidiary of such Borrower), so long as (x) such Borrower is the surviving entity, (y) such merger or consolidation constitutes a Permitted Acquisition, and (z) no Default or Event of Default has occurred and is continuing or would result therefrom;

(iv) the Managing Member may merge or consolidate with another Person so long as (x) the Managing Member is the surviving entity and the transaction is not otherwise a Change of Control, (y) such merger or consolidation constitutes a Permitted Acquisition, and (z) no Default or Event of Default has occurred and is continuing or would result therefrom;

(v) the Borrowers may merge or consolidate with each other so long as no Default or Event of Default has occurred and is continuing or would result therefrom; and

(vi) to the extent not otherwise permitted under the foregoing clauses, any Subsidiary which is not a Subsidiary Guarantor may liquidate or dissolve if Group determines in good faith that such liquidation or dissolution is in the best interests of Group and any Subsidiary Guarantor may liquidate if the Lenders have provided their prior consent in accordance with Section 11.5(b).

8.2 Indebtedness. Each of the Managing Member and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than (without duplication):

(i) Indebtedness of the Credit Parties in favor of the Administrative Agent and the Lenders incurred under this Agreement and the other Credit Documents;

(ii) purchase money Indebtedness of Group or any Subsidiary incurred solely to finance the acquisition, construction or improvement of any equipment, real property or other fixed assets in the ordinary course of business (or assumed or acquired by a Consolidated Entity in connection with a Permitted Acquisition or other transaction permitted under this Agreement), including Capital Lease Obligations, and any renewals, replacements, refinancings or extensions thereof; provided that all such Indebtedness shall not exceed $10,000,000 in aggregate principal amount outstanding at any one time;

(iii) Indebtedness (A) of any Borrower owed to any Subsidiary Guarantor, (B) of any Subsidiary of Group owed to Group or any Subsidiary of Group, and (C) of the Managing Member owed to any Borrower or any Subsidiary Guarantor; provided that the aggregate principal amount of Indebtedness of all Non-Guarantor Subsidiaries owed to any Borrower or any Guarantor shall not exceed $3,000,000 at any time outstanding;

(iv) Indebtedness of any Borrower under Hedge Agreements entered into in the ordinary course of business to manage existing or anticipated interest rate, foreign currency or commodity risks and not for speculative purposes;

(v) Indebtedness existing on the Closing Date and described in Schedule 8.2 and any renewals, replacements, refinancings or extensions of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier final maturity date or decreased weighted average life thereof;

(vi) Indebtedness consisting of Guaranty Obligations of Group or any of its Subsidiaries incurred in the ordinary course of business for the benefit of another Consolidated Entity; provided that the primary obligation being guaranteed is expressly permitted by this Agreement; provided further that aggregate Guaranty Obligations of the Borrowers and the Subsidiary Guarantors of obligations of Non-Guarantor Subsidiaries shall not exceed $3,000,000 at any time outstanding; and

(vii) other unsecured Indebtedness of the Credit Parties (other than the Managing Member) not exceeding $10,000,000 in aggregate principal amount outstanding at any time.

8.3 Liens. Each of the Managing Member and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, other than the following (collectively, “Permitted Liens”):

(i) Liens in favor of the Administrative Agent and the Lenders created by or otherwise existing under or in connection with this Agreement and the other Credit Documents;

(ii) Liens in existence on the Closing Date and set forth on Schedule 8.3, and any extensions, renewals or replacements thereof; provided that any such extension, renewal or replacement Lien shall be limited to all or a part of the property that secured the Lien so extended, renewed or replaced (plus any improvements on such property) and shall secure only those obligations that it secures on the date hereof (and any renewals, replacements, refinancings or extensions of such obligations that do not increase the outstanding principal amount thereof);

(iii) Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(iv) Liens, other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section 9.1(i), incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, public or statutory obligations, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

(v) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(vi) any attachment or judgment Lien not constituting an Event of Default under Section 9.1(h);

(vii) Liens securing the purchase money Indebtedness permitted under Section 8.2(ii); provided that (x) any such Lien shall attach to the property being acquired, constructed or improved with such Indebtedness concurrently with or within 90 days after the acquisition (or completion of construction or improvement) or the refinancing thereof by such Borrower or such Subsidiary, (y) the amount of the Indebtedness secured by such Lien shall not exceed 100% of the cost to such Borrower or such Subsidiary of acquiring, constructing or improving the property and any other assets then being financed solely by the same financing source, and (z) any such Lien shall not encumber any other property of Group or any of its Subsidiaries except assets then being financed solely by the same financing source;

(viii) Any Lien exiting on any property or asset at the time of its Acquisition by a Consolidated Entity, including any lien on any property or asset of any Person that becomes a Subsidiary through a Permitted Acquisition; provided that: (x) such Lien was not created in contemplation of such Acquisition, provided that no Lien created six months or more before the Acquisition is consummated shall be deemed “in contemplation of” the Acquisition, (y) such Lien does not attach to any other property or assets of any of the Consolidated Entities after the Acquisition, and (z) such Lien only secures the Indebtedness or other obligations which it secured as of the date the Acquisition is consummated, and any renewals, replacements, refinancings or extensions of any such Indebtedness that do not increase the outstanding principal amount thereof;

(ix) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where the Managing Member, Group or any of its Subsidiaries maintains deposits (other than deposits intended to Cash Collateralize a L/C Obligation under this Agreement) in the ordinary course of business;

(x) Liens that arise in favor of banks under Article 4 of the Uniform Commercial Code on items in collection and the documents relating thereto and proceeds thereof;

(xi) Liens arising from the filing (for notice purposes only) of UCC-1 financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) in respect of true leases otherwise permitted hereunder and any Liens created or suffered to exist by the owner of the property which is the subject of the true lease;

(xii) with respect to any real property occupied by Group or any of its Subsidiaries: (a) all easements, rights of way, reservations, licenses, encroachments, variations and similar restrictions, charges and encumbrances on title that do not secure monetary obligations and do not materially impair the use of such property for its intended purposes or the value thereof, (b) with respect to real property leased or subleased by any of the Consolidated Entities, all Liens and other rights of landlords, other owners of the premises, other tenants, and their mortgagees and other creditors of such Persons, other such similar Indebtedness on the underlying premises, the lease or sublease, any easements, rights of way, reservations, licenses, encroachments, variations and similar restrictions, charges and encumbrances on title which would be shown on a title report, or (c) with respect to any real property owned in fee, other Liens or exceptions to coverage described in title reports as of the date of this Agreement or when such real property is acquired;

(xiii) any leases, subleases, licenses or sublicenses granted by Group or any of its Subsidiaries to third parties in the ordinary course of business and not interfering in any material respect with the business of Group and its Subsidiaries, and any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license existing on the date of this Agreement or otherwise permitted under this Agreement; and

(xiv) any other Liens securing obligations not exceeding $3,000,000 at any one time outstanding.

8.4 Asset Dispositions. Each of the Managing Member and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, sell, transfer, lease or otherwise dispose of any asset, including any Capital Stock owned by it, except for:

(i) the sale or other disposition of inventory, cash equivalents, and investment securities in the ordinary course of business, the sale, discount or write-off of past due or impaired accounts receivable for collection purposes (but not for factoring, securitization or other financing purposes), sales of securities and cash equivalents held by any of the Consolidated Entities for investment or cash management purposes, sales of securities or other instruments acquired or held by any of the Consolidated Entities for purposes of seeding, funding or otherwise developing or maintaining any investment product with respect to which any such Consolidated Entity acts as an investment adviser, manager, distributor, or in any similar capacity in each such case in the ordinary course of business, and the termination or unwinding of Hedge Agreements permitted hereunder;

(ii) the sale, lease or other disposition of assets by any Credit Party or any other Subsidiary of Group to any Borrower or to a Subsidiary Guarantor or by any Subsidiary that is not a Subsidiary Guarantor to another Subsidiary that is not a Subsidiary Guarantor, in each case so long as no Event of Default shall have occurred and be continuing or would result therefrom;

(iii) the sale, exchange or other disposition in the ordinary course of business of equipment or other capital assets that are obsolete or no longer necessary for the operations of the Consolidated Entities;

(iv) issuances of Capital Stock by the Managing Member and by the Borrower to the Managing Member other than Disqualified Capital Stock, and issuances of Capital Stock of a Subsidiary of Group pursuant to any agreement binding upon such Subsidiary or its parent entity at the time the Capital Stock of such Subsidiary was acquired, provided that such agreement was not entered into in contemplation of or in connection with such Acquisition, in each case including issuances as compensation or employee benefits and whether or not in the ordinary course of business; and

(v) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, other sales, transfers, leases and other dispositions of assets outside of the ordinary course of business, provided that, with respect to all such transactions in reliance on this clause (v): (a) the aggregate fair market value of (A) all assets sold, transferred, leased otherwise disposed of, and (B) all Capital Stock issued other than Capital Stock of the Managing Member or Capital Stock of Borrower issued to the Managing Member, in the aggregate during the term of this Agreement shall not exceed $15,000,000, and (b) shall be made for fair value and for consideration consisting of cash or cash equivalents and any deferred or contingent consideration consisting of cash or cash equivalents.

Notwithstanding anything to the contrary contained in this Agreement, no Capital Stock of any Subsidiary Guarantor may be sold, transferred, assigned or otherwise disposed of except in accordance with a transaction permitted under Section 8.1 or Section 8.4(iv).

8.5 Investments. Each of the Managing Member and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person (including seed investments in any Person for the purpose of establishing or maintaining a fund), or purchase or otherwise acquire (whether in one or a series of related transactions) any portion of the assets, business or properties of another Person (including pursuant to an Acquisition), or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, “Investments”), other than:

(i) Investments consisting of cash equivalents, including money market funds, certificates of deposit, commercial paper, U.S. Treasury or agency obligations, and similar investments typically used for short term cash management purposes;

(ii) Investments consisting of the extension of trade credit, the creation of prepaid expenses, the purchase of inventory, supplies, equipment and other assets, and advances to employees, in each case by Group and its Subsidiaries in the ordinary course of business;

(iii) Investments consisting of loans and advances to employees, officers or directors of Group and its Subsidiaries in the ordinary course of business not exceeding $1,000,000 at any time outstanding;

(iv) Investments of any Borrower in any Subsidiary Guarantor and Investments of any Subsidiary Guarantor in any Borrower or in another Subsidiary Guarantor;

(v) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(vi) without duplication, Investments consisting of intercompany Indebtedness permitted under Section 8.2;

(vii) Investments existing as of the Closing Date and described in Schedule 8.5;

(viii) Investments for purposes of seeding, funding or otherwise developing or establishing a performance record to support the sale or distribution of, or the maintenance of, any investment product, investment strategy or similar fund or product with respect to which any Consolidated Entity acts as an investment advisor, manager, distributor, or in any similar capacity, in each such case in the ordinary course of business consistent with past practices;

(ix) Permitted Acquisitions;

(x) Investments in Non-Guarantor Subsidiaries in an aggregate amount not to exceed $8,000,000 minus the sum of (A) the aggregate principal amount of Indebtedness of all Non-Guarantor Subsidiaries owed to any Borrower or to any Guarantor permitted under Section 8.2(iii), and (y) the aggregate Guaranty Obligations of any Borrower and any Guarantor of obligations of Non-Guarantor Subsidiaries permitted under Section 8.2(vi).

(xi) other Investments of Group and its Subsidiaries not otherwise permitted under this Section 8.5 (other than Investments in Non-Guarantor Subsidiaries) so long as, both before and after giving effect to any such Investment (and any Indebtedness incurred or repaid in connection therewith), (a) the pro forma Leverage Ratio is not greater than 2.0 to 1.0 and (b) the aggregate Unutilized Revolving Commitments is not less than $20,000,000.

8.6 Restricted Payments. Each of the Managing Member and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any Restricted Payment, except that:

(i) the Managing Member and any of its Subsidiaries may declare and make dividend payments or other distributions payable solely in its Capital Stock;

(ii) for so long as Group is a pass-through or disregarded entity for United Stated Federal income tax purposes, Group may make cash distributions to the Members of Group for the purpose of providing the Members with funds to pay the tax liability attributable to their ownership of Capital Stock of Group, in each case to the extent required, and calculated in the manner provided, in the Operating Agreement;

(iii) each Wholly Owned Subsidiary of Group may declare and make dividend payments or other distributions to Group or to another Subsidiary Guarantor, in each case to the extent not prohibited under applicable Requirements of Law;

(iv) Group may declare and make dividend payments and other distributions to the Managing Member for any fiscal year to enable the Managing Member to pay directors’ fees and other ordinary and reasonable operating expenses;

(v) Group may make cash payments from the net proceeds of an offering of the Managing Member’s Capital Stock which is not Disqualified Capital Stock to the holders of Group’s Capital Stock in exchange of such Capital Stock which the holder has elected to exchange pursuant to the Exchange Agreement;

(vi) Group and the Managing Member may make other Restricted Payments not otherwise provided for in this Section 8.6 so long as, both before and after giving effect to any such Restricted Payment: (a) the cumulative amount of such Restricted Payments paid in cash, including distributions to noncontrolling interests, dividends paid on Class A common stock and purchase of Class A units of Group, as of the end of any fiscal quarter, on a rolling four quarter basis (beginning with the fiscal quarter in which the Closing Date occurs) does not exceed the sum of the cumulative amount of Consolidated EBITDA for such period, and (b) no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(vii) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Group and the Managing Member may make other Restricted Payments not otherwise provided for in this Section 8.6 in an aggregate amount over the term of this Agreement not to exceed $35,000,000.

8.7 Transactions with Affiliates. Each of the Managing Member and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of the Managing Member or any of its Subsidiaries, except in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to it than it would be obtained in a comparable arm’s length transaction with a Person other than an Affiliate of the Managing Member or any of its Subsidiaries; provided, however, that nothing contained in this Section 8.7 shall prohibit:

(i) transactions described on Schedule 8.7 (and any renewals or replacements thereof on terms not materially more disadvantageous to the applicable Consolidated Entity) or otherwise expressly permitted under this Agreement;

(ii) transactions among the Borrowers and/or the Subsidiary Guarantors not prohibited under this Agreement (provided that such transactions shall remain subject to any other applicable limitations and restrictions set forth in this Agreement);

(iii) entering into and continuing ordinary course employment, compensation and benefits arrangements;

(iv) transactions and Investments in securities by, or management of funds or Investments of, officers, directors and Affiliates of the Consolidated Entities without the payment of normal fees or charges related thereto; and

(v) transactions constituting Restricted Payments permitted under Section 8.6 above.

8.8 Lines of Business.

(a) The Managing Member, Group and its Subsidiaries as a group will not engage in any lines of business other than the businesses engaged in by the Managing Member, Group and its Subsidiaries on the Closing Date and businesses and activities reasonably related thereto, reasonable extensions of such businesses and activities, and other lines of business not material to the Consolidated Entities taken as a whole.

(b) Notwithstanding the provisions of Section 8.8(a) or any other provision of this Agreement, the Managing Member shall not:

(i) hold any material assets other than the Capital Stock of Group, cash and cash equivalents and rights under employment agreements and written employment arrangements;

(ii) have any liabilities other than (A) liabilities under the Credit Documents, (B) tax liabilities in the ordinary course of business, (C) Indebtedness permitted under Section 8.2, (D) liabilities under employment agreements and written employment, compensation and benefit arrangements, and (E) corporate, administrative and operating expenses in the ordinary course of business, or

(iii) engage in any material business activity other than (A) owning the Capital Stock of Group, serving as Managing Member of Group, and activities incidental to such ownership and service as Managing Member, (B) acting as a guarantor of the Obligations hereunder.

8.9 Sale-Leaseback Transactions. Each of the Managing Member and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed, and whether now owned or hereafter acquired) (i) that any Consolidated Entity has sold or transferred (or is to sell or transfer) to a Person that is not a Consolidated Entity or (ii) that any Consolidated Entity intends to use for substantially the same purpose as any other property that, in connection with such lease, has been sold or transferred (or is to be sold or transferred) by a Consolidated Entity to another Person that is not a Consolidated Entity, in each case except for transactions otherwise expressly permitted under this Agreement.

8.10 Limitation on Certain Restrictions. Each of the Managing Member and the Borrowers will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of the Credit Parties to perform and comply with their respective obligations under the Credit Documents or (b) the ability of any Subsidiary of Group to make any dividend payment or other distribution in respect of its Capital Stock, to repay Indebtedness owed to Group or any other Subsidiary, to make loans or advances to Group or any other Subsidiary, or to transfer any of its assets or properties to Group or any other Subsidiary, except (in the case of clause (b) above only) for such restrictions or encumbrances existing under or by reason of (i) this Agreement and the other Credit Documents, (ii) applicable Requirements of Law, (iii) customary non-assignment provisions in leases and licenses of real or personal property entered into by Group or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the assignment or transfer thereof or of property that is the subject thereof, and (iv) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale; provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement.

8.11 Fiscal Year. Each of the Managing Member and the Borrowers will not, and will not permit or cause any of the other Consolidated Entities to, change its fiscal year or its method of determining fiscal quarters.

8.12 Accounting Changes. Other than as permitted pursuant to Section 1.2, none of the Consolidated Entities will make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP (or, in the case of any Foreign Subsidiaries, generally accepted accounting principles in the jurisdiction of its organization).

8.13 Sanctions; Anti-Corruption Laws. Each of the Managing Member and the Borrowers will not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit, or lend, contribute or otherwise make available such proceeds or Letter of Credit to or for the benefit of any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise) or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption laws.

8.14 Limitation on Amendments. Each of the Managing Member and the Borrowers will not agree to or permit any amendment, modification, suspension or waiver of any provision of the Operating Agreement, the Tax Receivable Agreement or the Exchange Agreement, which, in any such case, is reasonably expected to adversely affect the Lenders in any material respect provided, however, any amendment, modification, suspension or waiver of any provision of the Operating Agreement, the Tax Receivable Agreement or the Exchange Agreement shall be deemed not to be adverse to the Lenders in any material respect if the Required Lenders have not, by written notice to the Administrative Agent, objected thereto within 10 Business Days after the date of the posting of such amendment, modification, suspension or waiver in substantially final form on the Platform for the Lenders.

ARTICLE IX

EVENTS OF DEFAULT

9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) The Borrowers shall fail to pay when due (i) any principal of any Loan or any Reimbursement Obligation, or (ii) any interest on any Loan, any fee payable under this Agreement or any other Credit Document, or (except as provided in clause (i) above) any other Obligation (other than any Obligation under a Hedge Agreement or Cash Management Agreement), and (in the case of this clause (ii) only) such failure shall continue for a period of three Business Days;

(b) Any Borrower or any other Credit Party shall (i) fail to observe, perform or comply with any condition, covenant or agreement contained in any of Section 6.1, 6.2(a), 6.2(c)(i), 6.3(i), 6.11 or 6.12 or in Article VII or VIII or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in Section 6.2 (other than Sections 6.2(a) and 6.2(c)(i)) and (in the case of this clause (ii) only) such failure shall continue unremedied for a period of five Business Days after the earlier of (y) the date on which a Responsible Officer of the Managing Member or any Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to Group;

(c) Any Borrower or any other Credit Party shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in Sections 9.1(a) and 9.1(b), and such failure (i) by the express terms of such Credit Document, constitutes an Event of Default, or (ii) shall continue unremedied for any grace period specifically applicable thereto or, if no grace period is specifically applicable, for a period of 30 days after the earlier of (y) the date on which a Responsible Officer of the Managing Member or any Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to Group; or any default or event of default shall occur under any Hedge Agreement to which any Borrower and any Hedge Party are parties or any Cash Management Agreement to which any Borrower and any Cash Management Bank are parties;

(d) Any representation or warranty made or deemed made by or on behalf of the Managing Member, any Borrower or any other Credit Party in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document required by this Agreement or any of the other Credit Documents to be furnished at any time in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect (without duplication of other materiality qualifiers contained therein) as of the time made, deemed made or furnished;

(e) Any of the Managing Member, Group or any of its Subsidiaries shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period or notice provisions) (y) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement or a Hedge Agreement) having an aggregate principal amount of at least $10,000,000 or (z) any termination or other payment under any Hedge Agreement covering a notional amount of Indebtedness of at least $1,000,000 or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause (with or without the giving of notice, lapse of time, or both), without regard to any subordination terms with respect thereto, such Indebtedness to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity;

(f) Any of the Managing Member, Group or any of its Subsidiaries shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, composition or any other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in Section 9.1(g), (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver, conservator or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing;

(g) Any involuntary petition or case shall be filed or commenced against any of the Managing Member, Group or any of its Subsidiaries seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver, conservator or similar official for it or all or a substantial part of its properties or any other relief under any Debtor Relief Law, and such petition or case shall continue undismissed and unstayed for a period of 60 days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding;

(h) Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (to the extent not paid or fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has the financial ability to perform and has acknowledged liability in writing) in excess of $3,000,000 shall be entered or filed against any of the Managing Member, Group or any of its Subsidiaries or any of their respective properties and the same shall not be paid, dismissed, bonded, vacated, stayed or discharged within a period of 30 days or in any event later than five days prior to the date of any proposed sale of such property thereunder;

(i) Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan that, when taken together with all other ERISA Events and other events or conditions that have occurred or are then existing, has or could reasonably be expected to result in a Material Adverse Effect; or

(j) A Change of Control shall occur.

9.2 Remedies: Termination of Commitments, Acceleration, etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

(a) Declare the Revolving Commitment, the Swingline Commitment, and the Issuing Lender’s obligation to issue Letters of Credit, to be terminated, whereupon the same shall terminate; provided that, upon the occurrence of a Bankruptcy Event, the Revolving Commitment, the Swingline Commitment and the Issuing Lender’s obligation to issue Letters of Credit shall automatically be terminated;

(b) Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement and the other Credit Documents (but excluding any amounts owing under any Hedge Agreement or Cash Management Agreement), shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrowers; provided that, upon the occurrence of a Bankruptcy Event, all of the outstanding principal amount of the Loans and all other amounts described in this Section 9.2(b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrowers;

(c) Direct the Borrowers to deposit (and the Borrowers hereby agree, forthwith upon receipt of notice of such direction from the Administrative Agent, to deposit) with the Administrative Agent from time to time such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder), such amount to be held by the Administrative Agent as Cash Collateral as security for the L/C Obligations as described in Section 2.14; and

(d) Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

9.3 Remedies: Setoff. Upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender, each Issuing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held other than accounts as to which such set off is prohibited by any Requirement of Law or the terms of the agreement creating such account, including any account containing Cash Collateral which may only be applied as provided in Section 2.14(b), and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Lender or any such Affiliate, to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender or such Issuing Lender or their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender or such Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders (including the Swingline Lender), and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section 9.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have. Each Lender and the Issuing Lender agrees to notify the applicable Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1 Appointment and Authority. Each of the Lenders (for purposes of this Article X, references to the Lenders shall also mean each Issuing Lender and the Swingline Lender) hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as set forth in Section 10.6, the provisions of this Article X are solely for the benefit of the Administrative Agent and the Lenders, and neither any Borrower nor any other Consolidated Entity shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” (or any other similar term) herein or in any other Credit Document with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Group or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Group or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.5 and 9.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by Group or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Group), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

10.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and Group. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Group, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Regardless of whether a successor has been appointed or has accepted such appointment, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for in Section 10.6(a). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article X and Section 11.1 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent, Documentation Agent or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Consolidated Entity, the Administrative Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents, sub-agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.9 and 11.1) allowed in such judicial proceeding and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents, sub-agents and counsel, and any other amounts due the Administrative Agent under Section 2.9 or 11.1.

10.10 Guaranty Matters.

(a) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Credit Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10(a).

10.11 Issuing Lender and Swingline Lender. The provisions of this Article X (other than Section 10.2) shall apply to the Issuing Lenders and the Swingline Lender mutatis mutandis to the same extent as such provisions apply to the Administrative Agent.

10.12 Termination of Agreement; Cancellation of Notes and Guaranty. Except as otherwise provided with respect to the survival of certain provisions of this Agreement in Section 11.8, upon payment in full of the Obligations under this Agreement and the occurrence of the Revolving Termination Date, the Credit Documents shall terminate and have no further force or effect, and each Lender shall deliver to the Borrowers the original of any Note issued hereunder to such Lender marked “cancelled” and the Administrative Agent shall deliver to the Managing Member for itself and the Subsidiary Guarantors the original of the Guaranty marked “cancelled.”

ARTICLE XI

MISCELLANEOUS

11.1 Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of any Borrower that violates a sanction enforced by OFAC.

(b) The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each Issuing Lender, the Syndication Agent and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Consolidated Entity) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing

Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by any Consolidated Entity, or any Environmental Claim related in any way to any Consolidated Entity, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Consolidated Entity, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 11.1(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or related liabilities or expenses arising from any non-Tax claim.

(c) To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 11.1(a) or 11.1(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s proportion (based on the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), against any Issuing Lender or the Swingline Lender in their respective capacities as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this Section 11.1(c) are subject to the provisions of Section 2.13(a).

(d) To the fullest extent permitted by applicable law, the Managing Member, each Borrower, each other Consolidated Entity and each Related Party of any of the foregoing persons and each Indemnitee shall not assert, and each hereby waives, any claim against the Managing Member, each Borrower, each other Consolidated Entity and each Related Party or any Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) or any other claim for lost profits arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof, provided, however, that nothing contained in this sentence shall limit the indemnification obligations of the Credit Parties to the extent such indirect, special, consequential or punitive damages are included in a third-party claim for which an Indemnitee is entitled to indemnification hereunder. No Indemnitee referred to in Section 11.1(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the Platform, Intralinks, SyndTrak or similar systems) in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e) All amounts due under this Section 11.1 shall be payable by the Borrowers upon demand therefor.

11.2 Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a) This Agreement and the other Credit Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Credit Document (except, as to any other Credit Document, except as expressly set forth therein) shall be governed by, and construed in accordance with, the law of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules); provided that each Letter of Credit shall be governed by, and construed in accordance with, the laws or rules designated in such Letter of Credit or application therefor or, if no such laws or rules are designated, the International Standby Practices of the International Chamber of Commerce, as in effect from time to time (the “ISP”), and, as to matters not governed by the ISP, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

(b) Each Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender or any Related Party of any of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York county, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in Section 11.2(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.4. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

11.3 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.4 Notices; Effectiveness; Electronic Communication.

(a) Except in the cases of notices and other communications expressly permitted to be given by telephone and, except as provided in Section 11.4(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrowers, the Administrative Agent, Wells Fargo in it is capacity as an Issuing Lender or the Swingline Lender, to it at the address (or facsimile number) specified for such Person on Schedule 1.1(a); and

(ii) if to any Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 11.4(b), shall be effective as provided in Section 11.4(b).

(b) Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication including e-mail or by posting such notices or communications on internet or intranet websites such as SyndTrak or a substantially similar electronic transmission system (the “Platform”) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent in writing that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Group may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or other communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with any such communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Consolidated Entity, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise), arising out of any Consolidated Entity’s or the Administrative Agent’s transmission of any notices or communications through the Platform, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Agent Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto (except that each Lender need not give notice of any such change to the other Lenders in their capacities as such).

11.5 Amendments, Waivers, etc. No amendment, modification, waiver or discharge or termination of, or consent to any departure by any Credit Party from, any provision of this Agreement or any other Credit Document shall be effective unless in a writing signed by the Required Lenders or by the Administrative Agent at the direction or with the consent of the Required Lenders, and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:

(a) unless agreed to in writing by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan or Reimbursement Obligation, reduce the rate of or forgive any interest thereon (provided that only the consent of the Required Lenders shall be required to waive the applicability of any post-default increase in interest rates), or reduce or forgive any fees hereunder (other than fees payable to the Administrative Agent, the Arrangers or the Issuing Lenders for their own respective accounts), provided that the parties agree that an amendment to the definitions of “Interest Coverage Ratio” and “Leverage Ratio” (or any defined terms used in such defined terms) shall not constitute a reduction of any interest rate or fees hereunder, (ii) extend the final scheduled maturity date or any other scheduled date for the payment of any principal of or interest on any Loan, extend the time of payment of any Reimbursement Obligation or any interest thereon, extend the expiry date of any Letter of Credit beyond the Letter of Credit Expiration Date, or extend the time of payment of any fees hereunder

(other than fees payable to the Administrative Agent, any Arranger or any Issuing Lender for its own account), (iii) increase any Commitment of any such Lender over the amount thereof in effect or extend the maturity thereof (it being understood that a waiver of any condition precedent set forth in Section 4.2 or of any Default or Event of Default or mandatory reduction in the Commitments, if agreed to by the Required Lenders or all Lenders (as may be required hereunder with respect to such waiver), shall not constitute such an increase), or (iv) reduce the percentage of the aggregate Commitments or of the aggregate Outstanding Amount of the Loans, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Administrative Agent to take, any action hereunder or under any other Credit Document (including as set forth in the definition of “Required Lenders”);

(b) unless agreed to in writing by all of the Lenders:

(i) release any Guarantor from its obligations under the Guaranty other than (A) as may be otherwise specifically provided in this Agreement or in any other Credit Document or (B) in connection with the sale or other disposition of all of the Capital Stock of such Guarantor in a transaction expressly permitted under or pursuant to this Agreement,

(ii) change any other provision of this Agreement or any of the other Credit Documents requiring, by its terms, the consent or approval of all the Lenders for such amendment, modification, waiver, discharge, termination or consent, or

(iii) change or waive any provision of Section 2.13, any other provision of this Agreement or any other Credit Document requiring pro rata treatment of any Lenders, or this Section 11.5;

(c) unless agreed to in writing by each Issuing Lender, the Swingline Lender or the Administrative Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Issuing Lenders, the Swingline Lender or the Administrative Agent, as applicable, hereunder or under any of the other Credit Documents; and

(d) unless agreed to in writing by each Hedge Party and Cash Management Bank affected thereby in its capacity as such, (i) amend the definition of “Guaranteed Obligations” in the Guaranty (or any similar defined term in any other Credit Document benefiting such Hedge Party), (ii) amend the definition of “Guaranteed Parties” in the Guaranty (or any similar defined term in any other Credit Document benefiting such Hedge Party), (iii) amend any provision regarding priority of payments in this Agreement or any other Credit Document, (iv) release any Guarantor from its obligations under the Guaranty (other than (A) as may be otherwise specifically provided in this Agreement or in any other Credit Document or (B) in connection with the sale or other disposition of all of the Capital Stock of such Guarantor in a transaction expressly permitted under or pursuant to this Agreement);

and provided further that the Fee Letters may only be amended or modified, and any rights thereunder waived, in a writing signed by the parties thereto.

Notwithstanding the fact that the consent of all Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein.

Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (ii) if the Administrative Agent and Group shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the applicable Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Required Lenders within five Business Days following the posting of such amendment to the Lenders.

11.6 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.6(b), (ii) by way of participation in accordance with the provisions of Section 11.6(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.6(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this Section 11.6(b), participations in Letters of Credit and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, or (B) in any case not described in clause (A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than (x) $5,000,000, in the case of any assignment in respect of a Revolving Commitment (which for this purpose includes Revolving Loans outstanding), or (y) the entire Swingline Commitment and the full amount of the outstanding Swingline Loans, in the case of Swingline Loans, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, Group otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this Section 11.6(b)(ii) shall not apply to rights in respect of Swingline Loans.

(iii) no consent shall be required for any assignment except to the extent required by clause (B) of Section 11.6(b)(i) and, in addition:

(A) the consent of Group (such consent not to be unreasonably withheld or delayed, it being understood that it will not be unreasonable for Group to withhold its consent to any assignment to a competitor) shall be required unless (y) a Default or Event of Default has occurred and is continuing at the time of such assignment or (z) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Group shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment if such assignment is to a Person that is not a Revolving Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the Issuing Lenders (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment;

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v) no such assignment shall be made to (A) the Managing Member, Group or any of their respective Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B); and

(vi) no such assignment shall be made to a natural person or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.6(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.2(a), 3.2(b), 3.1, 3.5 and 11.1 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. If requested by or on behalf of the assignee, upon the simultaneous receipt of any original executed Note issued to the Defaulting Lender marked “cancelled,” the Borrowers, at their own expense, will execute and deliver to the Administrative Agent a new Note or Notes to the order of the assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), prepared in accordance with the applicable provisions of Section 2.11 as necessary to reflect, after giving effect to the assignment, the Commitments and/or outstanding Loans, as the case may be, of the assignee and (to the extent of any retained interests) the assigning Lender, in substantially the form of Exhibits A-1 and/or A-2, as applicable. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.6(e).

(c) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Group and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its address for notices referred to in Schedule 1.1(a) a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by each of the Borrowers, the Guarantors and the Issuing Lenders, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(e) Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person (or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), a competitor of any Borrower, or Group or any of Group’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender’s participations in Letters of Credit and Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders, the Issuing Lenders and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.5(a) and clause (i) of Section 11.5(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.2(a), 3.2(b), and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.6(b); provided that such Participant (A) agrees to be subject to the provisions of Section 3.6 as if it were an assignee under Section 11.6(b) and

(B) shall not be entitled to receive any greater payment under Section 3.1 or 3.2, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.6 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state laws based on the Uniform Electronic Transactions Act.

(h) Any Lender or participant may, in connection with any assignment, participation, pledge or proposed assignment, participation or pledge pursuant to this Section 11.6, disclose to the assignee, Participant or pledgee or proposed assignee, Participant or pledgee any information relating to Group and its Subsidiaries furnished to it by or on behalf of any other party hereto; provided that such assignee, Participant or pledgee or proposed assignee, Participant or pledgee agrees in writing to keep such information confidential to the same extent required of the Lenders under Section 11.11.

(i) Notwithstanding anything to the contrary contained herein, if Wells Fargo assigns all of its Revolving Commitments and Revolving Loans in accordance with this Section 11.6, Wells Fargo may resign as an Issuing Lender and Swingline Lender upon written notice to Group and the Lenders. Upon any such notice of resignation, Group shall have the right to appoint from among the Lenders a successor Issuing Lender and Swingline Lender; provided that no failure by Group to make such appointment shall affect the resignation of Wells Fargo as an Issuing Lender and Swingline Lender. Wells Fargo shall retain all of the rights and obligations of an Issuing Lender and Swingline Lender hereunder with respect to all Letters of Credit issued by it and Swingline Loans made by it, in each case outstanding as of the effective date of its resignation and all obligations of the Borrowers and the Revolving Lenders with respect thereto (including the right to require the Revolving Lenders to make Revolving Loans or fund participation interests with respect thereto).

11.7 No Waiver. The rights and remedies of the Administrative Agent and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any Credit Party, the Administrative Agent or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

11.8 Survival. All covenants, agreements, representations and warranties made by or on behalf of the Managing Member, any Borrower or any other Credit Party in this Agreement and in the other Credit Documents and in the certificates or other instruments required to be delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the extension of any credit hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan, any L/C Obligation, or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of costs and expenses, including the provisions of Sections 2.8(f), 3.1, 3.2(a), 3.2(b), 3.5 and 11.1, shall survive the payment in full of all Loans and L/C Obligations, the termination of the Commitments and all Letters of Credit, and any termination of this Agreement or any of the other Credit Documents until satisfied or the applicable statute of limitations with respect thereto has run.

11.9 Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction. Without limiting the foregoing provisions of this Section 11.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Lender or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.10 Construction. The headings of the various articles, sections and subsections of this Agreement and the table of contents have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control. Any Hedge Agreement between any Borrower and any Hedge Party is an independent agreement governed by the writing provisions of such Hedge Agreement, which shall remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms applicable to the Obligations under this Agreement, except as otherwise expressly provided in such Hedge Agreement, and any payoff statement from the Administrative Agent relating to this Agreement shall not apply to such Hedge Agreement except as expressly provided therein. Any Cash Management Agreement between any Borrower and any Cash Management Bank is an independent agreement governed by the written provisions of such Cash Management Agreement, which shall remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms applicable to the Obligations under this Agreement, except as otherwise expressly provided in such Cash Management Agreement, and any payoff statement from the Administrative Agent relating to this Agreement shall not apply to such Cash Management Agreement except as expressly provided therein.

11.11 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the Financial Industry Regulatory Authority); (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any Hedge Agreement or any Cash Management Agreement or any action or proceeding relating to this Agreement or any other Credit Document or any Hedge Agreement or any Cash Management Agreement or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 11.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and its obligations, this Agreement or payments hereunder; (g) on a confidential basis, to (i) any rating agency in connection with Group or its Subsidiaries or the facilities created hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance monitoring of CUSIP numbers with respect to the facilities created hereunder; (h) with the consent of Group; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.11 or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Group.

For purposes of this Section 11.11, “Information” means all written information received from the Credit Parties relating to any Consolidated Entity or Affiliate or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Consolidated Entity; provided that, in the case of written information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.12 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (except for the Fee Letters). Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (e.g., “pdf” or “tif” file format) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.13 Disclosure of Information. The Borrowers agree and consent to the Administrative Agent’s and the Arranger’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by the Managing Member, including its prior approval of the form of any use of the name and logo of the Managing Member and subject to any regulatory limitations applicable to investment advisors.

11.14 USA Patriot Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the PATRIOT Act.

11.15 Non-Recourse Obligations. No Person other than the Credit Parties shall be liable for any payment on the Obligations by operation of law or otherwise, and the Lenders shall look only to the Credit Parties and their assets for payment of the Obligations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

MANNING & NAPIER GROUP, LLC

By:	Manning & Napier, Inc., its managing member

By:	/s/ James Mikolaichik
James Mikolaichik
Chief Financial Officer

MANNING & NAPIER ADVISORS, LLC

By:	Manning & Napier Group, LLC, its sole member

By:	Manning & Napier, Inc., its managing member

By:	/s/ James Mikolaichik
James Mikolaichik
Chief Financial Officer

MANNING & NAPIER, INC.

By:	/s/ James Mikolaichik
James Mikolaichik
Chief Financial Officer

(signatures continued)

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and as a Lender

By:	/s/ Kristina DeSchepper

Name:	Kristina DeSchepper

Title:	Assistant Vice President

Signature Page to Credit Agreement

MANUFACTURERS AND TRADERS TRUST COMPANY, as Syndication Agent and as a Lender

By:	/s/ Matthew A. Ray

Name:	Matthew A. Ray

Title:	Vice President

Signature Page to Credit Agreement

FIRST NIAGARA BANK, as a Lender

By:	/s/ Timothy G. Denniston

Name:	Timothy G. Denniston

Title:	Vice President

Signature Page to Credit Agreement

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Richard G. Shaw

Name:	Richard G. Shaw

Title:	Vice President

Signature Page to Credit Agreement

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Michael Kiss

Name:	Michael Kiss

Title:	Vice President

Signature Page to Credit Agreement

EXHIBIT A-1

Group’s Taxpayer Identification No. 45-3328488

Advisors’ Taxpayer Identification No. 45-3240790

FORM OF REVOLVING NOTE

$	April 23, 2015
Fairport, New York

FOR VALUE RECEIVED, the undersigned, MANNING & NAPIER GROUP, LLC, a Delaware limited liability company (“Group”), and MANNING & NAPIER ADVISORS, LLC, a Delaware limited liability company (“Advisors” and, collectively with Group, the “Borrowers”), hereby jointly and severally promise to pay to the order of                                          (the “Lender”), at the offices of Wells Fargo Bank, National Association (the “Administrative Agent”) located at 1525 W. W.T. Harris Blvd., Charlotte, North Carolina 28262 (or at such other place or places as the agent may designate), at the times and in the manner provided in the Credit Agreement, dated as of April 23, 2015 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Borrowers, Manning & Napier, Inc., a Delaware corporation and managing member of Group, the Lenders from time to time parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and Manufacturers and Traders Trust Company, as Syndication Agent, the principal sum of                                          DOLLARS ($        ), or such lesser amount as may constitute the aggregate unpaid principal amount of the Revolving Loans made by the Lender, under the terms and conditions of this promissory note (this “Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrowers also unconditionally promise to pay interest on the aggregate unpaid principal amount of this Note at the rates and on the dates applicable thereto from time to time as provided in the Credit Agreement. All of the Obligations of the Borrowers hereunder are joint and several in each and every particular.

This Note is one of a series of Notes referred to in the Credit Agreement and is issued to evidence the Revolving Loans made by the Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Note.

In the event of an acceleration of the maturity of this Note, this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrowers.

In the event this Note is not paid when due at any stated or accelerated maturity, the Borrowers agree to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

Exhibit A-1 - Page 1

This Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules). The Borrowers irrevocably and unconditionally agree that each will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any of their Affiliates in any way relating to the Credit Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York City and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court.

IN WITNESS WHEREOF, the Borrowers have caused this Note to be executed by an appropriate duly authorized corporate officer as of the day and year first above written.

MANNING & NAPIER GROUP, LLC

By: Manning & Napier, Inc., its managing member

By:

Name:

Title:

MANNING & NAPIER ADVISORS, LLC

By:

Name:

Title:

Exhibit A-1 - Page 2

EXHIBIT A-2

Group’s Taxpayer Identification No. 45-3328488

Advisors’ Taxpayer Identification No. 45-3240790

FORM OF SWINGLINE NOTE

$5,000,000	April 23, 2015
Fairport, New York

FOR VALUE RECEIVED, the undersigned, MANNING & NAPIER GROUP, LLC, a Delaware limited liability company (“Group”), and MANNING & NAPIER ADVISORS, LLC, a Delaware limited liability company (“Advisors” and, collectively with Group, the “Borrowers”), hereby jointly and severally promise to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Swingline Lender”), at the offices of Wells Fargo Bank, National Association (the “Administrative Agent”) located at 1525 W. W.T. Harris Blvd., Charlotte, North Carolina 28262 (or at such other place or places as the agent may designate), at the times and in the manner provided in the Credit Agreement, dated as of April 23, 2015 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Borrowers, Manning & Napier, Inc., a Delaware corporation and managing member of Group, the Lenders from time to time parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and Manufacturers and Traders Trust Company, as Syndication Agent, the principal sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000), or such lesser amount as may constitute the aggregate unpaid principal amount of the Swingline Loans made by the Swingline Lender, under the terms and conditions of this promissory note (this “Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrowers also unconditionally promise to pay interest on the aggregate unpaid principal amount of this Note at the rates and on the dates applicable thereto from time to time as provided in the Credit Agreement. All of the Obligations of the Borrowers hereunder are joint and several in each and every particular.

This Note is issued to evidence the Swingline Loans made by the Swingline Lender pursuant to the Credit Agreement. All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Note.

In the event of an acceleration of the maturity of this Note, this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrowers.

In the event this Note is not paid when due at any stated or accelerated maturity, the Borrowers agree to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

Exhibit A-2 - Page 1

This Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules). The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any of their Affiliates in any way relating to the Credit Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York City and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court.

IN WITNESS WHEREOF, the Borrowers have caused this Note to be executed by an appropriate duly authorized corporate officer as of the day and year first above written.

MANNING & NAPIER GROUP, LLC

By:	Manning & Napier, Inc., its managing member

By:

Name:

Title:

MANNING & NAPIER ADVISORS, LLC

By:

Name:

Title:

Exhibit A-2 - Page 2

EXHIBIT B-1

FORM OF NOTICE OF BORROWING

                    , 201

Wells Fargo Bank, National Association, as Administrative Agent

1525 W. W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, [MANNING & NAPIER GROUP, LLC] [MANNING & NAPIER ADVISORS, LLC] (the “Borrower”), refers to the Credit Agreement, dated as of April 23, 2015, among the Borrower, [Manning & Napier Group, LLC], [Manning & Napier Advisors, LLC],1 Manning & Napier, Inc., certain banks and other financial institutions from time to time parties thereto (the “Lenders”), and you, as Administrative Agent for the Lenders and as Swingline Lender (as amended, modified or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 2.2(b) of the Credit Agreement, hereby gives you, as Administrative Agent, irrevocable notice that the Borrower requests a Borrowing of Revolving Loans under the Credit Agreement, and to that end sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(b) of the Credit Agreement:

(i) The aggregate principal amount of the Proposed Borrowing is $        .2

(ii) The Loans comprising the Proposed Borrowing shall be initially made as [Base Rate Loans] [LIBOR Loans].3

(iii) [The initial Interest Period for the LIBOR Loans comprising the Proposed Borrowing shall be [         month(s)].]4

(iv) The Proposed Borrowing is requested to be made on                      (the “Borrowing Date”).5

[1]	Insert the party that is not requesting a Borrowing.
[2]	Amount of Proposed Borrowing must comply with Section 2.2(b) of the Credit Agreement.
[3]	Select the applicable Type of Loans.
[4]	Include this clause in the case of a Proposed Borrowing comprised of LIBOR Loans, and designate the Interest Period.
[5]	Can be a Business Day on or after the date hereof (in the case of Base Rate Loans) or shall be at least three Business Days after the date hereof (in the case of LIBOR Loans), in each case, assuming notice delivered by 11:00 a.m., Eastern Time (daylight or standard, as applicable).

Exhibit B-1 - Page 1

The Borrower hereby certifies that the following statements are true on and as of the date hereof and will be true on and as of the Borrowing Date:

A. Each of the representations and warranties contained in Article V of the Credit Agreement and in the other Credit Documents is and will be true and correct on and as of each such date, with the same effect as if made on and as of each such date, both immediately before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date;

B. No Default or Event of Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom; and

C. After giving effect to the Proposed Borrowing, the sum of the Revolving Credit Exposures of all Lenders does not exceed the Aggregate Revolving Commitments.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

Exhibit B-1 - Page 2

Very truly yours,

[MANNING & NAPIER GROUP, LLC

By: Manning & Napier, Inc., its managing member

By:

Name:

Title: ]

[MANNING & NAPIER ADVISORS, LLC

By:

Name:

Title: ]

Exhibit B-1 - Page 3

EXHIBIT B-2

FORM OF NOTICE OF CONVERSION/CONTINUATION

                    , 201

Wells Fargo Bank, National Association, as Administrative Agent

1525 W. W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, [MANNING & NAPIER GROUP, LLC] [MANNING & NAPIER ADVISORS, LLC] (the “Borrower”), refers to the Credit Agreement, dated as of April 23, 2015, among the Borrower, [Manning & Napier Group, LLC], [Manning & Napier Advisors, LLC],6 Manning & Napier, Inc., certain banks and other financial institutions from time to time parties thereto (the “Lenders”), and you, as Administrative Agent for the Lenders and as Swingline Lender (as amended, modified or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), and, pursuant to Section 2.2(b) of the Credit Agreement, hereby gives you, as Administrative Agent, irrevocable notice that the Borrower requests the conversion or continuation of Revolving Loans under the Credit Agreement, and to that end sets forth below the information relating to such Revolving Loans to be converted or continued (the “Proposed Conversion/Continuation”) as required by Section 2.2(b) of the Credit Agreement:

(A) The Revolving Loans to which this request apply [Base Rate Loans] [LIBOR Loans]:                     .7

(B) The aggregate principal amount of the Revolving Loans to be converted/continued: $        .8

(C) Effective date of election (which is a Business Day): (the “Conversion/Continuation Date”).9

[6]	Insert the party that is not requesting the Conversion/Continuation.
[7]	Select the applicable Type of Loans.
[8]	Aggregate principal amount of conversion of LIBOR Loans into Base Rate Loans shall be not less than $1,000,000 or a larger multiple of $1,000,000, and aggregate principal amount of conversion of Base Rate Loans into, or continuation of, LIBOR Loans shall not be less than $5,000,000 or a larger multiple of $1,000,000. No partial conversion of LIBOR Loans made pursuant to a single Revolving Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $5,000,000 or to any amount not an integral multiple of $1,000,000 in excess thereof.
[9]	Shall be at least three Business Days after the date hereof, assuming notice delivered by 11:00 a.m., Eastern Time (daylight or standard, as applicable).

Exhibit C - Page 1

(D) [The Interest Period for conversion into or a continuation of the LIBOR Loans shall be [     month(s)].]10

Very truly yours,

[MANNING & NAPIER GROUP, LLC

By: Manning & Napier, Inc., its managing member

By:

Name:

Title: ]

[MANNING & NAPIER ADVISORS, LLC

By:

Name:

Title: ]

[10]	If applicable, and which must comply with Section 2.2 and end not later than the Maturity Date.

Exhibit C - Page 2

EXHIBIT B-3

FORM OF NOTICE OF SWINGLINE BORROWING

[MANNING & NAPIER GROUP, LLC]

[MANNING & NAPIER ADVISORS, LLC]

                    , 201

Wells Fargo Bank, National Association, as Swingline Lender

1525 W. W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of April 23, 2015 (as amended and in effect on the date hereof, the “Credit Agreement”), among the undersigned, as Borrower, [Manning & Napier Group, LLC], [Manning & Napier Advisors, LLC],11 Manning & Napier, Inc., the Lenders named therein, and Wells Fargo Bank, National Association, as Administrative Agent and as Swingline Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Swingline Borrowing, and the Borrower hereby requests a Swingline Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Swingline Borrowing (the “Proposed Borrowing”) requested hereby:

(A) Principal amount of Swingline Loan:12

(B) Date of Swingline Loan (which is a Business Day):13

The Borrower hereby certifies that the following statements are true on and as of the date hereof and will be true on and as of the Borrowing Date:

A. Each of the representations and warranties contained in Article V of the Credit Agreement and in the other Credit Documents is and will be true and correct on and as of each such date, with the same effect as if made on and as of each such date, both immediately before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date);

[11]	Insert the party that is not requesting a Swingline Borrowing.
[12]	Aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $100,000.
[13]	Can be a Business Day on or after the date hereof, assuming notice delivered by 3:00 p.m., Eastern Time (daylight or standard, as applicable).

Exhibit C - Page 3

B. No Default or Event of Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom;

C. After giving effect to the Proposed Borrowing, the aggregate principal amount of the Swingline Loan does not exceed the Swingline Commitment; and

D. After giving effect to the Proposed Borrowing, the sum of the Revolving Credit Exposures of all Lenders does not exceed the Aggregate Revolving Commitments.

Very truly yours,

[MANNING & NAPIER GROUP, LLC

By: Manning & Napier, Inc., its managing member

By:

Name:

Title: ]

[MANNING & NAPIER ADVISORS, LLC

By:

Name:

Title: ]

Exhibit C - Page 4

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

THIS CERTIFICATE is given pursuant to Section 6.2(a) of the Credit Agreement, dated as of April 23, 2015 (as amended, modified or supplemented from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among MANNING & NAPIER GROUP, LLC (“Group”), MANNING & NAPIER ADVISORS, LLC (“Advisors” and, collectively with Group, the “Borrowers”), MANNING & NAPIER, INC., a Delaware corporation and managing member of Group (the “Managing Member”), certain banks and other financial institutions from time to time parties thereto (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders and as Swingline Lender.

The undersigned hereby certifies that:

1. [He] [She] is a duly elected Financial Officer of the Managing Member.

2. The undersigned has reviewed the terms of the Credit Agreement and has made, or caused to be made under the supervision of the undersigned, a review in reasonable detail of the transactions and condition of the Managing Member, the Borrowers and their Subsidiaries during the accounting period covered by the financial statements delivered herewith.

3. The examination described in paragraph 2 above did not disclose, and the undersigned has no knowledge of the existence of, any Default or Event of Default during or at the end of the accounting period covered by such financial statements or as of the date of this Certificate [, except as set forth below.

Describe here or in a separate attachment any exceptions to paragraph 3 above by listing, in reasonable detail, the nature of the Default or Event of Default, the period during which it existed and the action that the applicable Credit Party has taken or proposes to take with respect thereto].

4. Attached to this Certificate as Attachment A is a covenant compliance worksheet reflecting the computation of the financial covenants in accordance with GAAP set forth in Article VII of the Credit Agreement, and such calculations are true and correct on and as of the last day of the period indicated on the top of such worksheet.

5. Enclosed with this Certificate are copies of the consolidated financial statements of the Consolidated Entities as of                     , and for the [    -month period] [year] then ended, required to be delivered under Section [6.1(a)][6.1(b)] of the Credit Agreement. Such consolidated financial statements present fairly in all material respects the financial condition, results of operations and cash flows of the Consolidated Entities as of the dates and for the periods indicated, in accordance with GAAP [(subject to the absence of notes required by GAAP and normal year-end adjustments)]14 applied on a basis consistent with that of the preceding [quarter][year] or containing disclosure of the effect on the financial condition or

[14]	Insert in the case of quarterly financial statements.

Exhibit C - Page 5

results of operations of any change in the application of accounting principles and practices during such [quarter][year].

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the      day of             , 201    .

MANNING & NAPIER, INC.

By:

Name:

Title:

Exhibit C - Page 6

ATTACHMENT A

COVENANT COMPLIANCE WORKSHEET

A. Leverage Ratio (Section 7.1 of the Credit Agreement)

(1)	Consolidated Total Debt[15] as of the date of determination:	$
(2)	Consolidated EBITDA for the Reference Period ending on the date of determination (from Line B(5) below):	$
(3)	Leverage Ratio: Line A(1) divided by Line A(2)
(4)	Maximum Leverage Ratio:		2.75:1.00

[15]	“Consolidated Total Debt” means, as of the date of determination, the aggregate (without duplication) of (i) all Indebtedness of the Consolidated Entities as of such date in the amount that would be reflected on a balance sheet or comparable statement of the Consolidated Entities prepared on a consolidated basis as of such date in accordance with GAAP, and (ii) all obligations of any Consolidated Entity referenced in subparagraph (iii) of the definition of “Indebtedness” in the Credit Agreement.

Exhibit C - Page 7

B. Consolidated EBITDA (Denominator in the Leverage Ratio)

(1)	Consolidated Net Income for the Reference Period ending on the date of determination		$
(2)	Additions to Consolidated Net Income (to the extent taken into account in the calculation of Consolidated Net Income for such period):
	(a) Consolidated Interest Expense	$
	(b) Foreign, federal, state, local and other income taxes	$
	(c) Depreciation and amortization	$
	(d) Non-recurring charges and expenses of the Consolidated Entities which do not represent a cash item in such period or any future period	$
	(e) Non-cash expenses related to stock- or other equity-based compensation	$
	(f) Any change in liability under the Tax Receivable Agreement to the extent such change reduces Consolidated Net Income for such period	$

(g) All other non-cash charges and non-cash expenses of the Consolidated Entities (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash expenditures in any future period)

$
	(h) Additions: Add Lines B(2)(a) through B(2)(g)	$
(3)	Net Income plus Additions: Line B(1) plus Line B(2)(h)		$
(4)	Reductions from Consolidated Net Income (to the extent taken into account in the calculation of Consolidated Net Income for such period):
	(a) Any change in liability under the Tax Receivable Agreement to the extent such change increases Consolidated Net Income for such period	$
	(b) All non-cash items increasing Consolidated Net Income for such period	$
	(c) Reductions: Add Lines B(4)(a) and B(4)(b)		$
(5)	Consolidated EBITDA: Line B(3) minus Line B(4)(c)		$

Exhibit C - Page 8

C. Interest Coverage Ratio (Section 7.2 of the Credit Agreement)

(1)	Consolidated EBITDA for the Reference Period ending on the date of determination (from Line B(5) above):	$
(2)	Consolidated Interest Expense for the Reference Period ending on the date of determination:	$
(3)	Interest Coverage Ratio: Line C(1) divided by Line C(2)
(4)	Minimum Interest Coverage Ratio:		4.00:1.00

Exhibit C - Page 9

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

THIS ASSIGNMENT AND ASSUMPTION (this “Assignment and Assumption”) is made this      day of                 ,     , by and between                      (the “Assignor”) and                      (the “Assignee”). Reference is made to the Credit Agreement, dated as of April 23, 2015 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among MANNING & NAPIER GROUP, LLC, a Delaware limited liability company (“Group”), MANNING & NAPIER ADVISORS, LLC, a Delaware limited liability company (“Advisors” and, collectively with Group, the “Borrowers”), Manning & Napier, Inc., a Delaware corporation and managing member of Group (the “Managing Member”), Manufacturers and Traders Trust Company, certain other banks and other financial institutions from time to time parties thereto (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent and as Swingline Lender. Unless otherwise defined herein, capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

The Assignor and the Assignee hereby agree as follows:

1. Assignment and Assumption. Subject to the terms and conditions hereof, and subject to and in accordance with the terms of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor and, except as expressly provided herein, without representation or warranty by the Assignor, the interest as of the Effective Date (as hereinafter defined) in and to all of the Assignor’s rights and obligations under the Credit Agreement and the other Credit Documents (in its capacity as a Lender thereunder) represented by the percentage interest specified under the heading “Assigned Share” in Item 4 of Annex I (such assigned interest, the “Assigned Share”), including, without limitation, the Assigned Share of all rights and obligations of the Assignor with respect to its Revolving Commitment and the Revolving Loans at the time owing to it. Unless Assignor sells and assigns (i) its entire remaining amount of its Revolving Commitment and the Revolving Loans at the time owing to it, or (ii) to a Lender, an Affiliate of a Lender, or an Approved Fund, the Assigned Share shall be subject to the minimum amounts and required consents requirements referred to in Section 11.6(b).

2. The Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any lien, encumbrance or other adverse claim, (iii) as of the date hereof the amount of its Revolving Commitment and outstanding Revolving Loans is as set forth in Item 4 of Annex I, (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (v) except as set forth in clauses (i)-(iv) above, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, and (vi) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the

Exhibit D - Page 1

Consolidated Entities or the performance or observance by the Consolidated Entities of any of their respective obligations under the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto.

3. The Assignee. The Assignee represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee and meets all the requirements to be an assignee under Section 11.6 of the Credit Agreement (subject to such minimum amounts and consents as required under Section 11.6(b)), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Share, shall have the obligations of a Lender hereunder, (iv) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Share and either it, or the person exercising discretion in making its decision to acquire the Assigned Share, is experienced in acquiring assets of such type, (vi) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements most recently required to have been delivered under Sections 6.1(a) and 6.1(b) of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption, (vii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (viii) appoints and authorizes the Administrative Agent to take such actions as Administrative Agent on its behalf under the Credit Agreement and the other Credit Documents, and to exercise such powers and to perform such duties, as are specifically delegated to the Administrative Agent by the terms thereof, together with such other powers and duties as are reasonably incidental thereto, and (ix) agrees that it will perform in accordance with their respective terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

4. Effective Date. Following the execution of this Assignment and Assumption by the Assignor and the Assignee, the parties shall deliver to the Administrative Agent (i) an executed original hereof, together with all attachments hereto, (ii) the processing and recordation fee referred to in Section 11.6(b)(iv) of the Credit Agreement, (iii) the Administrative Questionnaire referred to in Section 11.6(b)(iv) of the Credit Agreement, unless the Assignee is already a Lender, and (iv) such other documents as are required under the Credit Agreement. The effective date of this Assignment and Assumption (the “Effective Date”) shall be the earlier of (i) the date of acceptance hereof by the Administrative Agent or (ii) the date, if any, designated as the Effective Date in Item 5 of Annex I. As of the Effective Date, (y) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, shall have the rights and obligations of a Lender thereunder and under the other Credit Documents, and (z) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights (other than rights under the provisions of the Credit Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, to the extent such rights relate to the time prior to the Effective Date) and be released

Exhibit D - Page 2

from its obligations under the Credit Agreement and the other Credit Documents to the extent of the interest assigned by this Assignment and Assumption.

5. Payments; Settlement. On or prior to the Effective Date, in consideration of the sale and assignment provided for herein and as a condition to the effectiveness of this Assignment and Assumption, the Assignee will pay to the Assignor an amount (to be confirmed between the Assignor and the Assignee) that represents the Assigned Share of the principal amount of the Revolving Loans made by the Assignor and outstanding on the Effective Date (together, if and to the extent the Assignor and the Assignee so elect, with the Assigned Share of any related accrued but unpaid interest, fees and other amounts). From and after the Effective Date, the Administrative Agent will make all payments required to be made by it under the Credit Agreement in respect of the interest assigned hereunder (including, without limitation, all payments of principal, interest and fees in respect of the Assigned Share of the Assignor’s Revolving Commitment and Revolving Loans assigned hereunder) directly to the Assignee. The Assignor and the Assignee shall be responsible for making between themselves all appropriate adjustments in payments due under the Credit Agreement in respect of the period prior to the Effective Date. All payments required to be made hereunder or in connection herewith shall be made in Dollars by wire transfer of immediately available funds to the appropriate party at its address for payments designated in Annex I.

6. Governing Law. This Assignment and Assumption shall be governed by, and construed in accordance with, the internal laws of the state of New York (without regard to the conflicts of laws principles thereof).

7. Entire Agreement. This Assignment and Assumption, together with the Credit Agreement and the other Credit Documents, embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings of the parties, verbal or written, relating to the subject matter hereof.

8. Successors and Assigns. This Assignment and Assumption shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

9. Counterparts. This Assignment and Assumption may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[Signatures on next page]

Exhibit D - Page 3

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption to be executed by their duly authorized officers as of the date first above written.

ASSIGNOR:

By:

Name:

Title:

ASSIGNEE:

By:

Name:

Title:

Exhibit D - Page 4

Accepted this      day of

                    ,             :

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:

Name:

Title:

Consented and agreed to:

MANNING & NAPIER GROUP, LLC

By: Manning & Napier, Inc., its managing member

By:

Name:

Title:

MANNING & NAPIER ADVISORS, LLC

By:

Name:

Title:

Exhibit D - Page 5

ANNEX I

1.	Borrowers: Manning & Napier Group, LLC, Manning & Napier Advisors, LLC

2.	Name and Date of Credit Agreement:

Credit Agreement, dated as of April 23, 2015, among Manning & Napier Group, LLC, Manning & Napier Advisors, LLC, Manning & Napier, Inc., Manufacturers and Traders Trust Company, certain other Lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent and as Swingline Lender.

3.	Date of Assignment and Assumption: , .

4.	Amounts:

	Aggregate for Assignor	Assigned Share[1]		Amount of Assigned Share	Aggregate for Assignor (after Assignment)
(a) Commitment	$		%	$	$
(b) Obligations[2]	$		%	$	$

5.	Effective Date: , .

6.	Addresses for Payments:

Assignor:

Attention:
Telephone:
Telecopy:
Reference:

Assignee:

Attention:
Telephone:
Telecopy:
Reference:

[1]	Percentage taken to up to ten decimal places, if necessary.
[2]	Insert amounts outstanding as of the date of the Assignment and Assumption.

Exhibit D - Page 6

7.	Addresses for Notices:

Assignor:

Attention:
Telephone:
Telecopy:

Assignee:

Attention:
Telephone:
Telecopy:

8.	Lending Office of Assignee:

Attention:
Telephone:
Telecopy:

Exhibit D - Page 7

EXHIBIT E

FORM OF

GUARANTY

(See attached.)

Exhibit E - Page 1

EXHIBIT F-1

FORM OF

U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of April 23, 2015 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), between Manning & Napier Group, LLC, a Delaware limited liability company (“Group”), Manning & Napier Advisors, LLC, a Delaware limited liability company (“Advisors” and, collectively with Group, the “Borrowers”), Manning & Napier, Inc., a Delaware corporation and managing member of Group (the “Managing Member”), Manufacturers and Traders Trust Company, certain other banks and other financial institutions from time to time parties thereto (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 3.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and each Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:	,

Exhibit F-1 - Page 1

EXHIBIT F-2

FORM OF

U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of April 23, 2015 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), between Manning & Napier Group, LLC, a Delaware limited liability company (“Group”), Manning & Napier Advisors, LLC, a Delaware limited liability company (“Advisors” and, collectively with Group, the “Borrowers”), Manning & Napier, Inc., a Delaware corporation and managing member of Group (the “Managing Member”), Manufacturers and Traders Trust Company, certain other banks and other financial institutions from time to time parties thereto (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 3.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature on the following page]

Exhibit F-2 - Page 1

[NAME OF LENDER]

By:
Name:
Title:
Date:	,

Exhibit F-2 - Page 2

EXHIBIT F-3

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of April 23, 2015 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), between Manning & Napier Group, LLC, a Delaware limited liability company (“Group”), Manning & Napier Advisors, LLC, a Delaware limited liability company (“Advisors” and, collectively with Group, the “Borrowers”), Manning & Napier, Inc., a Delaware corporation and managing member of Group (the “Managing Member”), Manufacturers and Traders Trust Company, certain other banks and other financial institutions from time to time parties thereto (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 3.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	,

Exhibit F-3 - Page 1

EXHIBIT F-4

FORM OF

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of April 23, 2015 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”), between Manning & Napier Group, LLC, a Delaware limited liability company (“Group”), Manning & Napier Advisors, LLC, a Delaware limited liability company (“Advisors” and, collectively with Group, the “Borrowers”), Manning & Napier, Inc., a Delaware corporation and managing member of Group (the “Managing Member”), Manufacturers and Traders Trust Company, certain other banks and other financial institutions from time to time parties thereto (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 3.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	,

Exhibit F-4 - Page 1

Schedule 1.1(a)

Commitments and

Notice Addresses

Commitments

Lender	Revolving Commitment
Wells Fargo Bank, National Association	$31,250,000.00
Manufacturers and Traders Trust Company	$31,250,000.00
First Niagara Bank	$12,500,000.00
The Bank of New York Mellon	$12,500,000.00
The Huntington National Bank	$12,500,000.00

Total	$100,000,000.00

Notice Addresses

Party	Address
Borrowers

Manning & Napier Group, LLC

Manning & Napier Advisors, LLC

290 Woodcliff Drive

Fairport, NY 14450

Attention: James Mikolaichik, Chief Financial Officer

Telephone: (585) 325-6880

Facsimile: (585) 325-5617

Wells Fargo Bank, National Association

Wells Fargo Bank, N.A.

Charlotte, NC

ABA: 121000248

Acct: 01104331628807

Acct Name: Agency Services Clearing A/C

Ref: Manning and Napier Group, LLC

Attn: Financial Cash Controls

Address for notices as Administrative Agent:

Wells Fargo Bank, National Association

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Party	Address

Telephone: (704) 590 2706

Facsimile: (704) 590 2790

E-mail: agencyservices.requests@wellsfargo.com

Address for notices as Issuing Lender and Swingline Lender:

Wells Fargo Bank, National Association

1525 West W.T. Harris Blvd.

Mail Code: D1109-019

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Telephone: (704) 590 2706

Facsimile: (704) 590 2790

E-mail: agencyservices.requests@wellsfargo.com

Schedule 5.7(a)

Consolidated Entities

Subsidiary of Manning & Napier, Inc. (Managing Member) *	Parent Ownership
Manning & Napier Group, LLC	16.8%

Subsidiaries of Manning & Napier Group, LLC (Borrower)	Parent Ownership
Manning & Napier Advisors, LLC	100.0%
M&N Alternatives Management, LLC	100.0%
Manning & Napier Alternative Investments, LLC	100.0%
MN Xenon Partners Holdings LLC	100.0%
MN Xenon Partners 2 LLC **	100.0%
Manning & Napier Investor Services, Inc.	100.0%
Manning & Napier Alternative Opportunities, LLC	100.0%
Exeter Advisors, LLC	100.0%
Exeter Trust Company	100.0%
Manning & Napier Information Services, LLC	100.0%
Manning & Napier Benefits, LLC	100.0%
Perspective Partners, LLC	100.0%

Subsidiaries of Manning & Napier Advisors, LLC (Borrower)	Parent Ownership
M&N Alternatives Management, LLC	100.0%
Manning & Napier Alternative Investments, LLC	100.0%
MN Xenon Partners Holdings LLC	100.0%
MN Xenon Partners 2 LLC **	100.0%

*	As Managing Member of Manning & Napier Group, LLC, Manning & Napier, Inc. consolidates Manning & Napier Group, LLC under U.S. GAAP. Other owners of Manning & Napier Group, LLC include M&N Group Holdings, LLC (82.2%) and Manning & Napier Capital Company, LLC (1.0%).
**	MN Xenon Partners 2 LLC is the General Partner of MN Xenon Managed Futures Fund L.P., in which Manning & Napier Advisors, LLC has invested.

Schedule to Credit Agreement

Schedule 5.7(b)

Investment Funds and Intermediate Entities

Investment Funds

MN Xenon Managed Futures Master Fund Ltd.

MN Xenon Managed Futures Offshore Fund Ltd.

MN Xenon Managed Futures Fund L.P.

Intermediate Entities

MN Xenon Partners 2 LLC

Manning & Napier Alternative Investments, LLC

Schedule to Credit Agreement

Schedule 8.2

Indebtedness

	Entity	Amount
Maximum stated or face amount of all surety bonds, letters of credit and bankers’ acceptances issued
Letter of Credit* - Health Insurance Claims	Manning & Napier Advisors, LLC	$378,515
Letter of Credit* - Property Lease in Chicago	Manning & Napier Advisors, LLC	$261,200

All capital lease obligations
Printers, copiers, network storage servers	Manning & Napier Advisors, LLC	$565,957
Copier	Manning & Napier Information Services, LLC	$2,200

Total Indebtedness		$1,207,872

*	With M&T Bank.

Schedule to Credit Agreement

Schedule 8.3

Liens

	Entity	Amount
Capital Leases
Printers, copiers, network storage servers	Manning & Napier Advisors, LLC	$565,957

Copier	Manning & Napier Information Services, LLC	$2,200

Pledged assets as collateral for certain state regulations	Exeter Trust Company	$605,000

Assignment
Office sublease in Tampa, FL	Manning & Napier Information Services, LLC	$212,979

Security Lien
Rental Deposit	Manning & Napier Advisors, LLC	$11,844
Rental Deposit	Manning & Napier Information Services, LLC	$13,719

Deposits, margin and other cash used as collateral to support derivative trading activities for Managed Futures, Option Overlay, Equity Long/Short and other seeded products	Manning & Napier Advisors, LLC	Varies Daily

Schedule to Credit Agreement

Schedule 8.5

Investments

Seeded Investment Products	Entity	Initial Investment Amount
Equity securities	Manning & Napier Advisors, LLC	$9,000,000
Fixed income securities	Manning & Napier Advisors, LLC	$10,000,000
Mutual funds / other	Manning & Napier Advisors, LLC	$153,200
Alternative strategies	Manning & Napier Advisors, LLC	$12,597,900

Other Investment Products	Entity	Amount
U.S. Treasury Notes	Exeter Trust Company	$2,106,430

Loans to Employees	Entity	Amount
Various	Manning & Napier Advisors, LLC	$100,617

Intercompany Investments

Investments include the equity investments in subsidiaries as listed on Schedule 5.7(a).

Schedule to Credit Agreement

Schedule 8.7

Transactions with Affiliates

Agreements

•	Exchange Agreement, dated as of November 23, 2011, by and among Manning & Napier, Inc. and the other parties thereto.(1)

•	Tax Receivable Agreement, dated as of November 23, 2011, by and among Manning & Napier, Inc. and the other parties thereto.(1)

•	Registration Rights Agreement, dated as of November 23, 2011, by and among Manning & Napier, Inc. and the other parties thereto.(1)

•	Manning & Napier, Inc. 2011 Equity Compensation Plan(1)

•	Form of Indemnification Agreement.(2)

•	Employment Agreement, dated September 8, 1992, by and between Patrick Cunningham and Manning & Napier Advisors, Inc. (2)

•	Employment Agreement, dated August 1, 1993, by and between Jeff Coons and Manning & Napier Advisors, Inc. (2)

•	Employment Agreement, dated June 28, 1993, by and between Charles Stamey and Manning & Napier Advisors, Inc. (2)

•	Employment Agreement, effective September 12, 2011, by and between Manning & Napier Advisors, Inc. and James Mikolaichik(2)

•	Purchase Agreement, dated as of November 23, 2011 by and between Manning & Napier, Inc. and Manning & Napier Group, LLC(1)

•	Purchase Agreement, dated as of November 23, 2011 by and between Manning & Napier, Inc. and M&N Group Holdings, LLC(1)

•	Letter, dated October 31, 2011, by and between Manning & Napier Group, LLC and James Mikolaichik(1)

•	Letter, dated October 27, 2011, by and between Manning & Napier Group, LLC and Patrick Cunningham(1)

•	Form of Redemption Agreement between M&N Group Holdings, LLC and Manning & Napier Group, LLC, dated March 31, 2015(3)

•	Form of Redemption Agreement between Manning & Napier Capital Company and Manning & Napier Group, LLC, dated March 31, 2015(4)

(1)	Incorporated by reference to the Annual Report on Form 10-K of Manning & Napier, Inc. for the fiscal year ended December 31, 2011.
(2)	Incorporated by reference to Amendment No. 2 of the Registration Statement on Form S-1 (File No. 333-175309) of Manning & Napier, Inc., which was filed with the Securities and Exchange Commission on September 23, 2011.
(3)	Incorporated by reference to Exhibit 10.1 of the Form 8-K of Manning & Napier, Inc., which was filed with the Securities and Exchange Commission on March 30, 2015.
(4)	Incorporated by reference to Exhibit 10.2 of the Form 8-K of Manning & Napier, Inc., which was filed with the Securities and Exchange Commission on March 30, 2015.

Schedule to Credit Agreement

Additional Transactions with Affiliates

Manning & Napier Fund, Inc.

Manning & Napier Advisors, LLC has agreements to serve as the investment manager of Manning & Napier Fund, Inc., with which certain of its officers are affiliated. Under the terms of these agreements, which are generally reviewed and continued by the board of directors of Manning & Napier Fund, Inc. annually, Manning & Napier Advisors, LLC receives a fee based on an annual percentage of the average daily net assets of each series within the Manning & Napier Funds, Inc. Manning & Napier Advisors, LLC has contractually agreed to limit its fees and reimburse expenses to limit operating expenses incurred by certain of Manning & Napier Fund, Inc. series.

Aircraft

From time to time, Manning & Napier Advisors, LLC reimburses William Manning for business travel in connection with the use of a private plane owned by William Manning. Manning & Napier Advisors, LLC owns no direct or indirect interest in such private plane, and Manning & Napier Advisors, LLC has not provided any financing to William Manning for such plane. In the event William Manning, or other executives, use such plane in connection with the business of Manning & Napier Advisors, LLC, Manning & Napier Advisors, LLC reimburses William Manning based upon the amount of flight time per trip, which is a fraction of the total cost of the ownership and maintenance of such plane.

Other Affiliate Transactions

Manning & Napier Advisors, LLC from time to time, provides certain services, including accounting, legal and other administrative functions for the noncontrolling members of Manning & Napier Group, LLC. While immaterial, Manning & Napier Advisors, LLC has not received any reimbursement for such services.

Manning & Napier Advisors, LLC manages personal funds of certain of Manning & Napier Advisors, LLC’s executive officers. Pursuant to the respective investment managements agreements, in some instances Manning & Napier Advisors, LLC waives or reduces its regular advisory fees for these accounts and personal funds utilized to incubate products. The aggregate value of the fees waived related to the Manning & Napier Advisors, LLC’s executive officers was approximately $0.1 million in 2014.

Other Intercompany Agreements

Manning & Napier Advisors, LLC has agreements in place with other subsidiaries of Manning & Napier Group, LLC to provide or receive services (i.e. investment management, custodial, back-office support, etc). In addition, Manning & Napier Advisors, LLC may share its facilities with other subsidiaries of Manning & Napier Group, LLC and receives reimbursement for general office related expenses such as rent and supplies. All of these expenses are within the normal course of business operations. These charges are determined through systematic calculations based on headcount or approximate usage, or through service agreements.

Schedule to Credit Agreement